Filed Pursuant to Rule 424(b)(3)
Registration No. 333-223463

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell securities and are not an offer to buy securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION,

DATED JUNE 24, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED MARCH 6, 2018

República Oriental del Uruguay
Ps. % UI Global Bonds due 20
Payable in United States dollars

Pursuant to this prospectus supplement, the Republic of Uruguay (“Uruguay”) is offering         % UI Global Bonds due 20     (the “Bonds”).

Maturity

The Bonds will mature on             , 20    . See “Description of the Bonds.”

Principal

Principal will be repaid in three nominally equal installments on             , 20    ,             , 20     and at maturity. The nominal principal amount repaid in each installment will be adjusted to reflect Uruguayan inflation from             , 2020 to the applicable repayment date and will be converted to and paid in United States dollars.

Interest

Interest will be payable in arrears on              and              of each year, commencing on             , 2020, on the outstanding principal amount as adjusted to reflect Uruguayan inflation from             , 2020 through the relevant interest payment date. Interest will be converted to and payment of interest will be made in United States dollars.

Status

Direct, general, unconditional and unsubordinated foreign debt of Uruguay.

Issuance

The Bonds will be issued through the book entry system of The Depository Trust Company on or about             , 2020.

Listing

Application will be made to list the Bonds on the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

The Bonds contain collective action clauses with provisions regarding future modifications to the terms of debt securities issued under an indenture between Uruguay and The Bank of New York Mellon dated October 27, 2015 (as amended, modified and/or supplemented from time to time, the “Indenture”). Under these provisions, which differ from the terms of Uruguay’s public foreign debt issued prior to October 27, 2015 and that are described beginning on page 10 of the accompanying prospectus dated March 6, 2018, Uruguay may amend the payment provisions of any series of debt securities (including the Bonds) and other reserve matters listed in the Indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not the “uniformly applicable” requirements are met, more than 66 2⁄3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

	Per Bond¹		Per Ps.100,000 Principal Amount in U.S. Dollars²	Total
Public Offering Price³		%	US$	US$
Underwriting Discount		%	US$	US$
Proceeds, before expenses, to Uruguay		%	US$	US$

¹	As a percentage of principal amount.
²

You will make the payment of the public offering price in U.S. dollars based on an exchange rate for the conversion of Uruguayan pesos into U.S. dollars of Ps. 42.816 per US$1.00, which represents the average, interbank exchange rate for the conversion of Uruguayan pesos into U.S. dollars as published by Banco Central and which is available on Bloomberg by typing “USDUYU CBUY <CRNCY> HP <GO>” as the bid-side rate for the period of twenty business days ending one business day prior to the date of this prospectus supplement. The minimum denomination of the Bonds is Ps.1,000 and integral multiples of Ps.1.0 in excess thereof.

³	You will also pay accrued interest from , 2020 if settlement occurs after that date.

Investing in the Bonds involves risks. See “Risk Factors and Investment Considerations” beginning on page S-9 of this prospectus supplement.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

ANY OFFER OR SALE OF BONDS IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA (EACH, A “MEMBER STATE”) WHICH IS SUBJECT TO REGULATION (EU) 2017/1129 (THE “PROSPECTUS REGULATION”) MUST BE ADDRESSED TO QUALIFIED INVESTORS (AS DEFINED IN THE PROSPECTUS REGULATION) (“QUALIFIED INVESTORS”).

Joint Book-running Managers

Citigroup	HSBC	Itaú BBA

The date of this prospectus supplement is             , 2020.

INTRODUCTION

This prospectus supplements the Republic of Uruguay’s prospectus dated March 6, 2018, setting forth in general terms the conditions of the securities of the Republic of Uruguay issued under the Indenture under which the Bonds will be issued and should be read together with the 2019 Annual Report (as defined below), the Amendment No. 1 on Form 18-K/A to the 2019 Annual Report and any other amendments to the 2019 Annual Report.

The Bonds that Uruguay issues in the United States are being offered under (i) Uruguay’s registration statement (file No. 333-223463) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on March 6, 2018 (the “Registration Statement”). The accompanying prospectus is part of the Registration Statement, which became effective on April 9, 2018. The accompanying prospectus provides you with a general description of the debt securities that Uruguay may offer. This prospectus supplement contains specific information about the terms of the Bonds and may add or change information provided in the accompanying prospectus. Consequently, you should read this prospectus supplement together with the accompanying prospectus, as each contains information regarding Uruguay, the Bonds and other matters. You can inspect these documents at the office of the SEC listed in this prospectus supplement under “General Information—Where You Can Find More Information.” Uruguay has not authorized anyone else to provide you with different information. Uruguay and the underwriters are offering the Bonds only in jurisdictions where it is lawful to do so.

Uruguay is furnishing this prospectus supplement and the prospectus solely for use by prospective investors in connection with their consideration of a purchase of the Bonds. Uruguay confirms that:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading;

•	it has not omitted other facts the omission of which makes this prospectus supplement and the accompanying prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

The Bonds are offered for sale in the United States and other jurisdictions where it is legal to make these offers. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the Bonds in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come and investors in the Bonds should inform themselves about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Accordingly, no Bonds may be offered or sold, directly or indirectly, and neither this prospectus supplement nor any offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations and the underwriters have represented that all offers and sales by them will be made on the same terms. Persons into whose possession this prospectus supplement comes are required by Uruguay and the underwriters to inform themselves about and to observe any such restriction. In particular, there are restrictions on the distribution of this prospectus supplement and the offer or sale of Bonds in Argentina, Brazil, Canada, Chile, China, Luxembourg, Dubai International Financial Centre, European Economic Area (“EEA”), Hong Kong, Japan, the Republic of Korea, Netherlands, Peru, Switzerland, Singapore, Taiwan, the United Kingdom and Uruguay; see the section entitled “Underwriting.”

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA AND IN THE UNITED KINGDOM

The Bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in any Member State of the European Economic Area (“EEA”) or in the United Kingdom (each a “Relevant State”). For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation, and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe for the Bonds.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Bonds or otherwise making them available to retail investors in a Relevant State has been prepared and therefore offering or selling the Bonds or otherwise making them available to any retail investor in a Relevant State may be unlawful under the PRIIPs Regulation.

Any distributor subject to MiFID II subsequently offering, selling or recommending the Bonds is responsible for undertaking its own target market assessment in respect of the Bonds and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (the “Delegated Directive”). Neither Uruguay nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

The above selling restriction is in addition to any other selling restrictions set out below.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

This prospectus supplement is for distribution only to persons who: (i) are outside the United Kingdom; (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (iii) are persons falling within Articles 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

STABILIZATION

In connection with the offering of the Bonds, HSBC Securities (USA) Inc. (the “Stabilizing Manager(s)”) (or persons acting on their behalf) may over-allot Bonds (provided that, in the case of any Bonds to be admitted to trading on the Euro MTF Market, the aggregate principal amount of Bonds allotted does not exceed 105 per cent. of the aggregate principal amount of the Bonds subject to the offering) or effect transactions with a view to supporting the market price of the Bonds during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Bonds is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the Bonds and 60 days after the date of allotment of the Bonds. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager(s) (or persons acting on their behalf) in accordance with all applicable laws and rules and will be undertaken at the offices of the Stabilizing Manager(s) (or persons acting on their behalf) and on the Euro MTF Market.

INCORPORATION BY REFERENCE

Documents Filed with the SEC

The SEC allows Uruguay to incorporate by reference some information that Uruguay files with the SEC. Uruguay can disclose important information to you by referring you to those documents. The following documents, which Uruguay has filed with the SEC, are considered part of and are incorporated by reference in this prospectus supplement and any accompanying prospectus:

•	Uruguay’s annual report on Form 18-K for the year ended December 31, 2019, filed with the SEC on May 11, 2020 (File No. 333-07128) (the “2019 Annual Report”);

•	Amendment No. 1 on Form 18-K/A to the 2019 Annual Report, filed with the SEC on June 22, 2020 (File No. 333-07128); and

•	each subsequent report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus supplement and prior to the closing date.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

República Oriental del Uruguay

c/o Ministry of Economy and Finance

Colonia 1089 – Third Floor

11.100 Montevideo

República Oriental del Uruguay

Fax No: +598-2-1712-2688

Tel. No: +598-2-1712-2785

Email: debtinfo@mef.gub.uy

Attention: Debt Management Unit

DATA DISSEMINATION

Uruguay is a subscribing member of the International Monetary Fund’s (“IMF”) Special Data Dissemination Standard or SDDS. See “Data Dissemination” in the accompanying prospectus. Precise dates or “no-later-than-dates” for the release of data by Uruguay under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board located at http://dsbb.imf.org. Neither the government nor the underwriters acting on behalf of Uruguay in connection with the offer and sale of securities as contemplated in this prospectus supplement accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus supplement.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Uruguay has converted historical amounts translated into U.S. dollars (“U.S. dollars,” “dollars” or “US$”) or pesos (“pesos,” “Uruguayan pesos” or “Ps.”) at historical annual average exchange rates. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

Uruguayan Peso Information

For the purpose of calculating payments to be made in respect of the Bonds, all references to “Ps.” are to Uruguayan pesos.

Principal and interest payments in respect of the Bonds will be in U.S. dollars converted from Uruguayan pesos based upon the Average Transfer Exchange Rate (as defined below) at the time the relevant payment amount is determined. The Average Transfer Exchange Rate is the average, for the period of twenty business days ending two business days prior to any interest or principal payment date, of the bid-side interbank exchange rate for the conversion of Uruguayan pesos into U.S. dollars as published by Banco Central and which is available on Bloomberg by typing “USDUYU CBUY <CRNCY> HP <GO>”, or, in the absence of the availability of such information, the rate at which Uruguayan pesos can be converted into U.S. dollars as determined by polling Citibank N.A. (Sucursal Uruguay), HSBC Bank (Uruguay) S.A. and Banco Itau Uruguay S.A., each located in Montevideo, Uruguay. See “Description of the Bonds.” Similarly, before being converted into and paid out in U.S. dollars, interest payments at the rate stated on the cover hereof will be based upon a calculation amount determined in accordance with changes in UIs from the time of the issuance of the Bonds to the date of such interest payment.

On June 23, 2020, Banco Central del Uruguay’s published peso/U.S. dollar bid-side exchange rate was Ps.42.164 per US$1.00.

The following table shows the high, low, average and period-end peso/U.S. dollar exchange rates for each period indicated.

Exchange Rates(1) (pesos per US$)
	High	Low	Average	Period End
2015	29.873	24.075	27.318	29.873
2016	32.530	28.003	30.084	29.256
2017	29.663	27.809	28.654	28.764
2018	33.214	28.151	30.739	32.390
2019	38.012	32.425	35.284	37.336
For the 12 months ended June 23, 2020	45.942	33.830	38.813	42.164

(1)	Daily interbank end-of-day bid-rates.

Source: Banco Central.

UI Information

All references to “UIs” are to Unidad Indexada. UIs are inflation-indexed monetary units. The UI is calculated by the National Institute of Statistics (Instituto Nacional de Estadistica or INE) as provided and published monthly in advance for each day from the 6th day of a month to the 5th day of the following month by INE and Banco Central del Uruguay and is available on Bloomberg by typing “URUIURUI <INDEX> <GO>”. The UI changes on a daily basis to reflect changes in the consumer price index (Indice de Precios al Consumo or IPC), which is measured by the INE. The UI for each day is set in advance based on changes in previous months’ inflation as described under “Description of the Bonds.”

The following table sets forth, for the periods indicated, certain information regarding the rate of pesos for each UI calculated by INE and published daily by Banco Central del Uruguay, which appears on Bloomberg page URUIURUI.

	UI Value(1) (Ps. per UI)
Year	High(2)	Low(2)	Average(3)	Period End
2018	4.0270	3.7179	3.8967	4.0270
2019	4.3653	4.0141	4.2005	4.3653
January 2020	4.3683	4.3659	4.3676	4.3672
February 2020	4.4424	4.3670	4.3994	4.4424
March 2020	4.4811	4.4456	4.4672	4.4811
April 2020	4.5352	4.4820	4.5059	4.5352
May 2020	4.6213	4.5372	4.5776	4.6213

Source: Instituto Nacional de Estadística.

(1)	Expressed in pesos.
(2)	Exchange rates are the actual high and low, calculated daily, for each period.
(3)	The average of monthly average rates during the period.

On June 23, 2020, the value of one UI was equal to Ps. 4.6519.

ENFORCEMENT OF CIVIL LIABILITIES

A judgment obtained against Uruguay in a foreign court can be enforced in the courts of Uruguay, if such judgment is ratified by the Uruguayan Supreme Court. Based on existing law, the Uruguayan Supreme Court will ratify such a judgment:

(a) if there exists a treaty with the country where such judgment was issued (no such treaty exists at the present time between Uruguay and the United States); or

(b) if such judgment:

•	complies with all formalities required for the enforceability thereof under the laws of the country where it was issued;

•	has been translated into Spanish, together with related documents, and satisfies the authentication requirements of Uruguayan law;

•	was issued by a competent court after valid service of process upon the parties to the action;

•	was issued after an opportunity was given to the defendant to present its defense;

•	is not subject to further appeal; and

•	is not against Uruguayan public policy.

Pursuant to Section 52 of Law N° 17,930, as amended pursuant to Section 15 of Law N°19,535, the Executive Power may either use available operating or investment expenses to pay judgments rendered against Uruguay for amounts in excess of 75,000,000 of Indexed Units (approximately US$8.3 million as of June 23, 2020) even if the budget in effect at the time the judgment becomes enforceable does not include a specific expense allocation for that purpose or, alternatively, include a specific budgetary allocation in the budget submitted to Congress for the following fiscal year. Upon approval of the budget including such allocation, payment shall be made during the following year.

SUMMARY OF THE OFFERING

The information below presents a summary of certain terms of the Bonds. This summary must be read as an introduction to this prospectus supplement and the accompanying prospectus and any decision to invest in the Bonds should be based on a consideration of this prospectus supplement and the accompanying prospectus as a whole, including the documents incorporated by reference. This summary does not contain all of the information that may be important to you as a potential investor in the Bonds. You should read the Indenture and the form of Bonds before making your investment decision. Uruguay filed the Indenture and will file the form of Bonds with the SEC and will also file copies of these documents at the offices of the trustee.

Issuer	The Republic of Uruguay.

Indenture	The Bonds are being issued under the Indenture.

Principal Amount	Ps. .

Issue Price	% of the principal amount, plus accrued interest, if any, from , 2020. You will make the payment of the public offering price in U.S. dollars based on an exchange rate for the conversion of Uruguayan pesos into U.S. dollars of Ps. 42.816 per US$1.00, which represents the average, interbank exchange rate for the conversion of Uruguayan pesos into U.S. dollars as published by Banco Central and which is available on Bloomberg by typing “USDUYU CBUY <CRNCY> HP <GO>” as the bid-side rate for the period of twenty business days ending one business day prior to the date of this prospectus supplement.

Maturity Date	, 20 .

Payment of Principal	Principal will be repaid in three nominally equal installments on , 20 , , 20 and at maturity. The nominal principal amount repaid in each installment will be adjusted to reflect Uruguayan inflation from the issue date to the applicable repayment date and will be converted to and paid in U.S. dollars. For this purpose, the calculation agent will multiply the outstanding principal amount of the Bonds being repaid in Uruguayan pesos by a fraction the numerator of which is the value of one UI in Uruguayan pesos as of such repayment date and the denominator of which is Ps. 4.6599, being the value of one UI expressed in Uruguayan pesos on the date of issuance of the Bonds.

Interest Rate	% per year.

Payment of Interest	Amounts due in respect of interest will be accrued and paid semi-annually in arrears on and of each year, commencing on , 20 . Each of the interest payments will be payable at an annual rate of % on the outstanding principal amount of the Bonds as adjusted to reflect Uruguayan inflation from the issue date through the relevant interest payment date. For this purpose, The Bank of New York Mellon, as the calculation agent, will multiply the outstanding principal amount of the Bonds in Uruguayan pesos by a fraction, the numerator of which is the value of one UI expressed in Uruguayan pesos as of the relevant interest payment date and the denominator of which is Ps. 4.6599, being the value of one UI expressed in Uruguayan pesos on the date of issuance of the Bonds. Interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months.

Conversion of the payment amounts	All amounts due in respect of principal or interest will be paid in U.S. dollars, calculated by the calculation agent by converting the Uruguayan peso amounts into U.S. dollars at the Average Transfer Exchange Rate on the applicable Rate Calculation Date (as defined below).

Form and Settlement	Uruguay will issue the Bonds in the form of one or more fully registered global securities, without interest coupons. No Bonds will be issued in bearer form.

Denominations	Uruguay will issue the Bonds only in minimum denominations of Ps.1,000 and integral multiples of Ps.1.0 in excess thereof.

Withholding Tax and Additional Amounts	All payments by Uruguay in respect of the Bonds will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Uruguay or any political subdivision or taxing authority or agency therein or thereof having the power to tax (for purposes of this paragraph, a “relevant tax”) except as set forth in “Description of the Debt Securities—Additional Amounts” in the accompanying prospectus.

Use of Proceeds	The net proceeds to Uruguay from the sale of the Bonds will be approximately Ps. , after deduction of the underwriting discount and of certain expenses payable by Uruguay estimated at Ps. in the aggregate. Uruguay is offering the Bonds contemporaneously with an offer to purchase (the “Offer to Purchase”) certain of its 4.250% UI Global Bonds due 2027 (“2027 UI Global Bonds”), its 4.375% UI Global Bonds due 2028 (“2028 UI Global Bonds”), and its 4.000% UI Global Bonds due 2030 (“2030 UI Global Bonds”, and together with the 2027 UI Global Bonds and the 2028 UI Global Bonds, the “Old Bonds”). Uruguay intends to use a portion of the net proceeds of the sale of the Bonds to partially finance the implementation of measures designed to support economic activity, employment and protect vulnerable sectors, including COVID 19-related government response through Uruguay’s broad social safety net and the remainder for general purposes of the government, including financial investment and the refinancing, repurchase or retiring of domestic and external indebtedness, such as any Old Bonds validly tendered and accepted in the Offer to Purchase.

Further Issues	Uruguay may from time to time, without the consent of holders of the debt securities of a series, create and issue additional debt securities having the same terms and conditions as the debt securities of such series in all respects, except for issue date, issue price and the first payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the debt securities, (b) in a “qualified reopening” of the debt securities; or (c) with no greater amount of original issue discount than the previously outstanding debt securities as of the date of the issue of such additional debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities.

Governing Law and Jurisdiction	State of New York.

Settlement Date	, 2020.

Listing	Application will be made to list the Bonds on the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Taxation	For a discussion of U.S. federal tax consequences associated with the Bonds, see “Taxation—United States Federal Income Tax Considerations” in this prospectus supplement and “Taxation” in the accompanying prospectus. For a discussion of Uruguayan tax consequences associated with the Bonds, see “Taxation—Uruguayan Income Tax Considerations” in this prospectus supplement and “Taxation” in the accompanying prospectus. You should consult your own tax advisors regarding the possible tax consequences under the laws of jurisdictions that apply to you and to your ownership and disposition of the Bonds.

Trustee, Registrar, Transfer Agent and Paying Agent	The Bank of New York Mellon.

Calculation Agent	The Bank of New York Mellon.

Luxembourg Listing Agent	The Bank of New York Mellon SA/NV, Luxembourg Branch.

RISK FACTORS AND INVESTMENT CONSIDERATIONS

An investment in the Bonds involves a significant degree of risk. Investors are urged to read carefully the entirety of the accompanying prospectus together with this prospectus supplement and to note, in particular, the following considerations.

Risk Factors and Investment Considerations Relating to the Bonds

Enforcement of Civil Liabilities; Waiver of Sovereign Immunity

Uruguay is a foreign sovereign state. Consequently, it may be difficult for you or the trustee to obtain or enforce judgments of courts in the United States or elsewhere against Uruguay. See “Description of the Securities—Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment,” in the accompanying prospectus and “Enforcement of Civil Liabilities” in this prospectus supplement.

Market for the Bonds

Uruguay has been advised by the underwriters that the underwriters may make a market in the Bonds but they are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the Bonds on the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the Bonds. The price at which the Bonds will trade in the secondary market is uncertain.

Disparity Between Inflation and Devaluation Rates

Amounts payable in U.S. dollars under the Bonds on account of principal and interest will be determined by adjusting the nominal outstanding principal peso amount of the Bonds to reflect Uruguayan inflation (as measured by the UI) from the issue date through the applicable Rate Calculation Date and converting the outstanding principal peso amount so adjusted into U.S. dollars applying the Average Transfer Exchange Rate for the conversion of Uruguayan pesos into U.S. dollars. If the rate of devaluation of the peso as compared to the U.S. dollar during any given period exceeds the Uruguayan rate of inflation during such period (as measured in UIs), the U.S. dollar amounts due under the Bonds on account of principal and interest will diminish. Consequently, a devaluation of the peso that exceeds the inflation rate as measured in UIs could adversely affect your investment in Bonds as measured in U.S. dollars.

Risk Factors and Investment Considerations Relating to Uruguay

Uruguay remains vulnerable to regional and global shocks, which could arise from significant economic difficulties in its major trading partners (particularly Argentina, Brazil and China) or by more general “contagion” effects— including those precipitated by the United Kingdom’s impending departure from the European Union. Such trade and financial external shocks and “contagion” effects could have a material adverse effect on Uruguay’s economic growth and funding conditions faced by the government in international capital markets.

Weak, flat or negative economic growth of any of Uruguay’s major trading partners, such as Brazil, Argentina and China has in the past, and could in the future, materially affect Uruguay’s exports to those markets and, in turn, adversely affect economic growth.

Uruguay’s economy may also be affected by conditions (including trade and Central Bank policies) in developed economies, which are significant trading partners of Uruguay or have influence over world economic cycles. For example, if interest rates increase significantly in developed economies, including the United States and Europe, Uruguay and its developing economy trading partners, such as Brazil and Argentina, could find it more difficult and expensive to borrow capital and refinance existing debt, which could adversely affect economic growth in those countries. Additionally, decreased growth on the part of Uruguay’s trading partners could have a material adverse effect on the markets for Uruguay’s exports and, in turn, adversely affect economic growth.

On June 23, 2016, the United Kingdom held a referendum in which a majority voted for the United Kingdom’s withdrawal from the European Union (the “Brexit”). On March 29, 2017, Article 50 of the Lisbon Treaty was triggered, which provides for a mechanism for the voluntary and unilateral withdrawal of a country from the European Union. The triggering of Article 50 initiated a two-year period of negotiation for the United Kingdom to leave the European Union. Following a series of extensions to this period, on January 31, 2020, the United Kingdom withdrew from the European Union and entered into a transition period that will end on December 31, 2020. Brexit may adversely affect business activity and the economic conditions in the United Kingdom, the Eurozone and globally, and could contribute to uncertainty in global financial and foreign exchange markets, as well as additional political, social and legal instability in the European Union.

Uruguay’s economy may be affected by “contagion” effects, as international investors’ reactions to events occurring in one developing country sometimes appear to follow a cascading pattern, in which an entire region or investment class is disfavored by international investors.

Domestic factors could lead to a reduced growth and decrease of foreign investment in Uruguay.

Adverse domestic factors, such as domestic inflation, high domestic interest rates, exchange rate volatility and political uncertainty could lead to lower growth in Uruguay, declines in foreign direct and portfolio investment and potentially lower international reserves. In addition, any of these factors may adversely affect the liquidity of, and trading markets for, Uruguay’s bonds.

There can be no assurances that Uruguay’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or canceled by the rating agencies.

Uruguay’s long-term foreign currency debt is currently rated investment grade by the three leading rating agencies. Fitch has a negative outlook since October 2018, while Moody’s and S&P have a stable outlook.

Ratings address the creditworthiness of Uruguay and the likelihood of timely payment of Uruguay’s long-term bonds. Uruguay’s credit ratings may not improve and they may adversely affect the trading price of Uruguay’s debt securities (including the Bonds), which could potentially affect Uruguay’s cost of funds in the international capital markets and the liquidity of and demand for Uruguay’s debt securities.

The novel coronavirus could have an adverse effect on our economy.

In December 2019, a novel form of pneumonia first noticed in Wuhan, Hubei province (COVID-19, caused by a novel coronavirus) was reported to the World Health Organization, with cases soon confirmed in multiple provinces in China. On March 11, 2020, the World Health Organization characterized the COVID-19 as a pandemic. Governments have undertaken several measures across the world to control the coronavirus, including mandatory quarantines and travel restrictions.

The measures implemented so far, together with lower external demand and tighter international financial conditions, have resulted in a slowdown in economic activity that will adversely affect economic growth in 2020, to a degree and for a duration that we cannot quantify as of the date of this prospectus supplement. Restrictive measures put in place to control the outbreak of contagious diseases or other public health developments in Uruguay may, as in other countries, have an unintended adverse effect on Uruguay’s economy. At this time, given the uncertainty of the duration of COVID-19, the financial impact on Uruguay’s economy is difficult to predict. The government expects that GDP growth will be negative in 2020, and that the government’s fiscal deficit will increase. In the medium to long term, if the spread of COVID-19 is prolonged, it could adversely affect the economies and financial markets of Uruguay and of many other countries. The occurrence of these events could have an adverse effect on the Republic’s economy.

The government expects that the increases in public expenditures arising from COVID-19 will, to a large extent, come from the operation of automatic stabilizers on Uruguay’s extensive social insurance framework.

For further information see “Recent Developments” in the 2019 Annual Report and the Amendment No. 1 on Form 18-K/A to the 2019 Annual Report.

USE OF PROCEEDS

The net proceeds to Uruguay from the sale of the Bonds will be approximately US$                , after deduction of the underwriting discount and of certain expenses payable by Uruguay estimated at US$                 in the aggregate. Uruguay is offering the Bonds contemporaneously with an Offer to Purchase the Old Bonds. Uruguay intends to use a portion of the net proceeds of the sale of the Bonds to partially finance the implementation of measures designed to support economic activity, employment and protect vulnerable sectors, including COVID 19-related government response through Uruguay’s broad social safety net and the remainder for general purposes of the government, including financial investment and the refinancing, repurchase or retiring of domestic and external indebtedness, such as any Old Bonds validly tendered and accepted in the Offer to Purchase.

RECENT DEVELOPMENTS

The information in this section supplements the information about Uruguay corresponding to the headings below that are contained in Exhibit 99.D to the 2019 Annual Report, as amended. To the extent that the information included in this section differs from the information set forth in the 2019 Annual Report, you should rely on the information in this section.

REPÚBLICA ORIENTAL DEL URUGUAY

Between March 13, 2020, the date on which the government declared a state of national sanitary emergency due to the COVID-19 global pandemic, and June 19, 2020, the government conducted 56,234 COVID-19 tests, with 853 confirmed cases of which, 814 recovered, 24 died and 15 remained active (4 of whom were in intensive care).

The government has deployed various measures in response to COVID-19. See “Recent Developments—República Oriental del Uruguay” in the Annual Report. Between May 5, 2020 and the date of this amendment to the Annual Report, the government adopted the following additional measures:

•	Protecting household purchasing power: On May 8, 2020, the government agreed on a three-month prize freeze on selected food, hygiene and health products with retailers, wholesalers and producers.

•

Resumption of school classes: On May 21, 2020, the government announced its plan for the voluntary return to classes in stages. As of June 15, 2020, educational institutions of all levels were allowed to resume activities, except for certain educational institutions in Montevideo and its metropolitan area, which are scheduled to resume activities on June 29, 2020.

•

More stringent controls at the border with Brazil: On May 25, 2020, the government subscribed a binational sanitary treaty with Brazil to contain the spread of COVID-19 in the border city of Rivera. Additionally, the number of checkpoints on the border with Brazil was increased for a more stringent control of circulation of people and vehicles. In addition, the Ministry of Public Health and the Administration of State Health Services (ASSE) carried out, in coordination with the National Statistics Institute (INE), 1,100 random tests over four days in the city of Rivera, all with negative results.

•	Commerce: On June 9, 2020, shopping malls throughout the country reopened to the public, with the exception of those located in the city of Rivera.

•

Extended tax relief: On June 17, 2020, the government deferred May 2020 payments of the minimum VAT applicable to micro- and small-enterprises (i.e., enterprises with a monthly income below Ps.113,612) to June 2020, which will be payable in six equal and consecutive installments, without any penalty interest.

•

Credit preservation, liquidity injection and loan guarantees for enterprises: On June 17, 2020, the government announced that the National Guarantee System (SIGA) would introduce changes to the legal framework to provide guarantees to financial institutions’ lending to large firms, extending the coverage already available for small and medium-sized enterprises whose activity has been affected by the COVID-19.

•

Unemployment insurance: On June 18, 2020, the partial unemployment insurance plan, that provides for the payment by the government of an unemployment benefit to self-employed workers in the amount of up to 25% of the monthly average compensation received in the six-month period immediately preceding the date work was suspended, was further extended through September 30, 2020. In addition, sectors related to sports, education and culture were incorporated into the partial unemployment insurance plan, which allows firms to place employees on part-time schedules and use the unemployment insurance fund to ensure that employees receive wages as close as possible to their regular wages. In addition, the payment of Ps.6,779 per month for single-tax payers (monotributistas) in vulnerable situations was extended through July 31, 2020.

THE ECONOMY

The Economic Policies of the Lacalle Pou Administration

On April 23, 2020, the Lacalle Pou administration submitted to Congress an urgent consideration bill (“Ley de Urgente Consideración”, or LUC) to implement certain key measures and structural reforms in line with the administration’s objectives. See “Recent Developments—The Economy—The Economic Policies of the Lacalle Pou Administration” in the Annual Report. On June 6, 2020, the Chamber of Senators approved the LUC without modifications. On June 7, 2020, the bill was submitted to the Chamber of Deputies, which has 30 days to vote for its approval, modification or rejection. If the Chamber of Deputies introduces no changes to the draft bill within that period, the LUC will be enacted into law.

On June 10, 2020, the government announced new guidelines to prepare the budget for the 2020-2024 period, including an indication that each governmental agency must fulfill its assumed commitments with existing resources, through efficient and modern management. The Lacalle Pou administration has until August 31, 2020 to submit the budget for the 2020-2024 period.

Role of the State in the Economy

Large-scale Foreign Direct Investments and Public-Private Partnerships for Infrastructure Development

On May 15, 2020, the Uruguayan government entered into a complementary memorandum of understanding (MoU) with UPM relating to UPM’s investment in a second pulp mill (the construction of which is ongoing) stating, among other terms, that UPM intends to (i) advance US$60 million as partial financing for certain road infrastructure projects, including the modification of routes to make them suitable for circulation of heavy vehicles and (ii) provide US$68 million as partial financing for certain electrical infrastructure projects to be carried out by the Administración Nacional de Usinas y Trasmisiones Eléctricas (UTE). These contributions by UPM are expected to replace investments that the government would have otherwise undertaken, while increasing employment in the country. Additionally, UPM has committed to invest an additional aggregate amount of US$55 million in two additional projects: the expansion of its paper pulp mill located in Fray Bentos and the construction of a plant nursery with a research and development facility. These additional investments are expected to increase UPM’s use of electricity, thereby reducing the expected amount of residual electricity supply from UPM that UTE would be required to purchase under the electricity supply contract between both parties. The government estimates that UTE will save approximately US$7 million per year and US$140 million in total during the 20-year term, as a result of these investments. See “Gross Domestic Product and Structure of the Economy—Role of the State in the Economy—Large-scale Foreign Direct Investments and Public-Private Partnerships for Infrastructure Development”.

Open Uruguay Round

On May 29, 2020, Bahamas Petroleum Company PLC (BPC) submitted a bid to the Administración Nacional de Combustibles, Alcohol y Portland (ANCAP) to conduct exploratory work in the area OFF-1, which is located approximately 100km away from the coastline and covers approximately 15,000 km2. This exploratory work includes geological modeling, evaluating prospective resources in the area and licensing and reprocessing of existing 2D seismic data. BPC’s bid, together with bids submitted by Kosmos Energy (KE) in 2019 to explore areas OFF-2 and OFF-3, confirms the renewed interest in exploring offshore Uruguay within the framework of the Open Uruguay Round process. See “Role of the State in the Economy” in the Annual Report. The signing of agreements with KE and BPC has been delayed due to the COVID-19 outbreak.

Employment, Labor and Wages

Employment

According to estimates by the National Statistics Institute, the employment rate stood at 53.1% in March 2020 compared to 56.2% in March 2019 and the unemployment rate stood at 10.1% in March 2020, compared to 9.5% in March 2019.

In April 2020, the number of health insurance beneficiaries stood at 53,325, compared to 29,515 in April 2019. This increase was mainly due to measures taken by the government to ensure that elderly workers (over 65 years of age) could stay at home from March to June 2020, with wage compensation in the form of sick leave.

In March 2020, the number of unemployment benefits granted were 83,181, compared to 10,604 in March 2019.

Wages

For the 12-month period ended April 30, 2020, average real wages decreased by 2.9% compared to a 0.7% growth for the 12-month period ended April 30, 2019.

On June 18, 2020, the government introduced a set of wage-setting guidelines for the eighth private sector wage negotiation round, as the terms of the seventh rounds are set to expire on June 30, 2020. See “The Economy—Employment, Labor and Wages—Wages” in the Annual Report. Pursuant to these guidelines, (i) a past inflation correction (estimated between 1% and 5% depending on the activity sector) will be applied on July 1, 2020 to all sectors included in these rounds (as agreed during the seventh private sector wage negotiation rounds), (ii) nominal wages are set to increase by 3% on January 1, 2021, a deadline which may be delayed to April 1, 2021 in the case of “ affected sectors” (i.e., those where the workforce fell by 10% from November 2019 to November 2020), (iii) a final corrective adjustment for inflation (discounted by the wage increases during the period and Uruguay’s average GDP decrease in 2020) will be applied on June 30, 2021, and (iv) workers with nominal wages equal to or lower than Ps. 22,595 as of January 1, 2020 will receive an additional 1% increase in nominal wages on January 1, 2021 or April 1, 2021, as applicable, which will not be deducted from the June 30, 2021 final corrective adjustment. Employers and employees representatives are currently analyzing the terms of the guidelines proposed by the government. The terms to be agreed in the context of the eighth negotiation round are expected to be valid and binding for all sectors included in these rounds from July 1, 2020 to June 30, 2021.

GROSS DOMESTIC PRODUCT AND STRUCTURE OF THE ECONOMY

Uruguay’s nominal GDP for the 12-month period ended March 31, 2020 totaled Ps.2,005.1 billion, (approximately US$54.2 billion), compared to a nominal GDP of Ps.1,858.8 billion (approximately US$58.4 billion) for the 12-month period ended March 31, 2019.

The following table sets forth information regarding GDP and expenditures for the periods indicated. The percentage figures included in the table below are based on 2005 prices in order to eliminate distortions introduced by changes in relative prices, in accordance with the Integral Revision of the National Accounts published by Banco Central in March 2009.

Change in GDP by Expenditure

(variation from previous period)

January/March 2019/2020(1)
Government consumption	0.1%
Private consumption	1.7%
Gross fixed investment	0.2%
Public sector	(18.5)%
Private sector	4.3%
Exports of goods and services	(5.8)%
Imports of goods and services	9.2%

Total GDP	(1.4)%

(1)	Preliminary data.

Source: Banco Central.

Principal Sectors of the Economy

The following table sets forth information regarding changes in GDP by sector for the periods indicated.

GDP by Sector

(variation from previous period)

January/March 2019/2020(1)
Primary activities(2)	(7.5)%
Manufacturing	(0.1)%
Electricity, gas and water	(18.3)%
Construction	(5.3)%
Commerce, restaurants and hotels	(2.9)%
Transportation, storage and communications	4.4%
Other services (3) (4)	(2.3)%

Total GDP	(1.4)%

(1)	Preliminary data.
(2)	Data includes agriculture, livestock, fishing and mining.
(3)	Data includes public sector services and other services.
(4)	Data includes real estate, business, financial and insurance services.

Source: Banco Central.

Uruguay’s real GDP decreased 1.4% during the three-month period ended March 31, 2020 compared to the same period in 2019. This decrease in real GDP was mainly driven by decreases in the electricity, gas and water, primary activities and construction sectors, which were partially offset by growth in the transportation, storage and communications sectors.

The electricity, gas and water sector contracted by 18.3% in the three-month period ended March 31, 2020 compared to the same period in 2019, mainly driven by a lower generation of energy from renewable sources that are exported to foreign markets.

The primary activities contracted by 7.5% in the three-month period ended March 31, 2020 compared to the same period in 2019, mainly driven by lower soybean production in the 2019/2020 harvest associated with a drop in yields compared to the previous extraordinary harvest, and also a decrease in the slaughter of cattle.

The construction sector contracted by 5.3% in the three-month period ended March 31, 2020 compared to the same period in 2019, mainly due to a decrease in the construction of buildings and public works, which was partially offset by work related to the construction of a new railway line connecting the center of the country with the port of Montevideo, and a new paper pulp mill by UPM. See “The Economy—Role of the State in the Economy—Large-scale Foreign Direct Investments and Public-Private Partnerships for Infrastructure Development.”

Growth in the transportation, storage and communications sector (4.4% in the three-month period ended March 31, 2020 compared to the same period in 2019) was mainly driven by an increase in the use of data services due to the state of national sanitary emergency, which was partially offset by a decrease in transport and storage services, particularly in passenger transport, after the government actively discouraged large gatherings, promoted social distancing measures and encouraged citizens to limit outdoor activities. See “Recent Developments—República Oriental del Uruguay” in the Annual Report.

FOREIGN MERCHANDISE TRADE

Merchandise exports for the 12-month period ended April 30, 2020 totaled US$7.3 billion, compared to US$7.4 billion for the 12-month period ended April 30, 2019. Merchandise imports totaled US$7.7 billion for the 12-month period ended April 30, 2020, compared to US$8.1 billion for the 12-month period ended April 30, 2019.

The merchandise trade balance for the 12-month period ended April 30, 2020, recorded a deficit of US$326 million, compared to a deficit of US$652 million for the 12-month period ended April 30, 2019.

BALANCE OF PAYMENTS

International Reserves

As of May 29, 2020, Banco Central’s international reserve assets totaled US$15.8 billion (of which gold represented US$6.0 million). This amount includes US$8.2 billion of reserves and voluntary deposits of the financial sector, including US$2.7 billion of public banks, with Banco Central.

MONETARY POLICY AND INFLATION

Monetary Policy

Aggregate M1’ inter-annual average growth during April 2020 stood at 8.7%. According to a policy statement issued by the Monetary Policy Committee (COPOM) in May, the Central Bank expects the demand for money to remain at current levels for the second quarter with an inter-annual variation of the indicative broad M1 (M1’) around 7.5%, above the range previously set by the COPOM in March between 3% and 5% for the quarter ending June 30, 2020. This increase in M1 levels is mainly due to an increase in precautionary demand for money driven by the uncertainty caused by the sanitary emergency.

Inflation

The following table shows changes in consumer prices (CPI) and wholesale prices (WPI) for the period indicated.

Changes in CPI and WPI

(% change from previous year at period end)

CPI
For the twelve months ended May 31, 2020	11.1%

Source: National Institute of Statistics.

WPI
For the twelve months ended May 31, 2020	15.7%

Source: National Institute of Statistics.

For the 12-month period ending May 31, 2020, the inflation rate rose to 11.1%, mainly due to an increase in beef and fruit and vegetables prices—the latter caused by adverse weather conditions. In May 2020, the government agreed on a three-month prize freeze on basic food, hygiene and health products with retailers, wholesalers and producers. See “República Oriental del Uruguay”

The weighted average annual interest rate for 91 to 180-day term deposits in U.S. dollars in the banking system was 0.1% and 0.4% in April 2020 and April 2019, respectively. The weighted average annual interest rate for 91 to 180-day term deposits in pesos in the banking system was 6.7% and 5.6% in April 2020 and April 2019, respectively.

The following table shows the value in pesos of the UI as of May 31, 2020.

UI
Value in pesos as of May 31, 2020	Ps.4.6213

Source: National Institute of Statistics.

The following table shows the value in pesos of the UP as of May 31, 2020.

UP
Value in pesos as of May 31, 2020	Ps.1.18107

Source: National Institute of Statistics.

Foreign Exchange

The following table shows the high, low, average and period-end peso/U.S. dollar exchange rates for the period indicated.

Exchange Rates (1)

(pesos per US$)

	High	Low	Average	Period-End
For the 12 months ended May 31, 2020	45.942	33.830	38.374	43.308

(1)	Daily interbank end-of-day bid rates.

Source: Banco Central.

PUBLIC SECTOR FINANCES

In the 12-month period ended April 30, 2020, Uruguay’s overall public sector deficit represented approximately 3.4% of GDP, compared to an overall public sector deficit of 3.2% of GDP for the 12-month period ended April 30, 2019. Excluding transfers to the public social security trust fund estimated at 1.2% of GDP (arising from changes to Uruguay’s social security system known as “Cincuentones Law”, as defined in the Annual Report), Uruguay’s overall public sector deficit stood at 4.6% of GDP for the 12-month period ended April 30, 2020, compared to 4.8% of GDP for the 12-month period ended April 30, 2019. See “Fiscal Policy—Social Security.”

PUBLIC SECTOR DEBT

As of May 31, 2020, the central government’s debt service obligations (capital payments and interest expenses) for the next 12 months stood at approximately US$2.5 billion.

As of May 31, 2020, credit lines available to Uruguay’s central government from CAF and FLAR (Latin American Reserve Fund), grant Uruguay access to contingency financing of approximately US$1.4 billion. As of the date of this amendment to the Annual Report, Uruguay is negotiating additional credit lines and loans with multilateral institutions (IADB, World Bank, CAF, FONPLATA and the European Investment Bank).

Between December 31, 2019 and June 19, 2020, the central government issued peso-denominated treasury notes in the domestic market (linked to both the nominal wage index and CPI-linked) for a total principal amount equivalent to US$1.6 billion. This figure includes the equivalent of US$949.2 million issued under a joint liability management transaction with Banco Central executed in January 2020.

DESCRIPTION OF THE BONDS

Uruguay is issuing the Bonds under the Indenture. The information contained in this section and in the accompanying prospectus summarizes some of the terms of the Bonds and the Indenture. You should read the information set forth below together with the section “Description of the Securities” in the accompanying prospectus, which summarizes the general terms of the Bonds and the Indenture. You should read the Indenture and the form of Bonds before making your investment decision. Uruguay has filed the form of Indenture and will file the form of the Bonds with the SEC and will also file copies of these documents at the offices of the trustee.

The accompanying prospectus sets forth the general terms of the Bonds. This prospectus supplement describes the terms of the Bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

The Bonds will:

•	be issued in an aggregate principal amount of Ps. ;

•	mature on , 20 ;

•

be represented by one or more global securities in fully registered form only, without coupons, as more fully described under “Registration and Book-Entry System” below only in minimum denominations of Ps.1,000 and integral multiples of Ps.1.0 excess thereof;

•	be available in certificated form only under certain limited circumstances;

•	constitute direct, general, unconditional and unsubordinated foreign debt of Uruguay;

•

rank without any preference among themselves and equally with all other unsubordinated foreign debt of Uruguay. It is understood that this provision will not be construed so as to require Uruguay to make payments under the Bonds ratably with payments being made under any other foreign debt. For this purpose, “foreign debt” means obligations of or guaranteed (whether by contract, statute or otherwise) by Uruguay for borrowed money or evidenced by bonds, debentures, notes or other similar instruments denominated or payable, or which at the option of the holder thereof may be payable, in a currency other than the local currency of Uruguay;

•

contain “collective action clauses” under which Uruguay may amend certain key terms of the Bonds, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the Bonds;

•

pay principal in three nominally equal installments on                , 20                ,                , 20                and at maturity. The nominal principal amount repaid in each installment will be adjusted to reflect Uruguayan inflation from                , 2020 to the applicable repayment date and will be converted to and paid in U.S. dollars. For this purpose, the calculation agent will multiply the outstanding principal amount of the Bonds being repaid in Uruguayan pesos by a fraction the numerator of which is the value of one UI in Uruguayan pesos as of such repayment date and the denominator of which is Ps. 4.6599, being the value of one UI expressed in Uruguayan pesos on the date of issuance of the Bonds;

•

accrue and pay interest semi-annually in arrears on and of each year, commencing on                , 20                , each of the payments being payable at an annual rate of % on the outstanding principal amount of the Bonds as adjusted to reflect Uruguayan inflation from the issue date through the relevant interest payment date. For this purpose, The Bank of New York Mellon, as the calculation agent, will multiply the outstanding principal amount of the Bonds in Uruguayan pesos by a fraction the numerator of which is the value of one Unidad Indexada (UI) expressed in Uruguayan pesos as of the relevant interest payment date and the denominator of which is Ps. 4.6599, being the value of one UI expressed in Uruguayan pesos on the date of issuance of the Bonds;

•	interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months; and

•

pay all amounts due in respect of principal or interest in U.S. dollars, calculated by the calculation agent by converting the Uruguayan peso amounts into U.S. dollars at the Average Transfer Exchange Rate on the applicable Rate Calculation Date.

For purposes of all payments of interest, principal or other payments contemplated herein:

•

“Average Transfer Exchange Rate” shall mean the average, for the period of twenty business days ending two business days prior to any principal or interest payment date (the “Rate Calculation Date”), of the bid-side interbank exchange rate for the conversion of Uruguayan pesos into U.S. dollars as published by Banco Central and which is available on Bloomberg by typing “USDUYU CBUY <CRNCY> HP <GO>”. If such exchange rate is not reported by Banco Central, then the Average Transfer Exchange Rate shall be determined by the calculation agent by calculating the average of the Alternative Rate for the twenty business days prior to any Rate Calculation Date. The Alternative Rate shall be calculated by polling Citibank N.A. (Sucursal Uruguay), HSBC Bank (Uruguay) S.A. and Banco Itau Uruguay S.A., each located in Montevideo, Uruguay (collectively, the “Reference Banks”) at 16:00 Montevideo time, at the exchange rate for the professional market, by taking the arithmetic mean of the polled exchange rates. In the event that any of the Reference Banks cease to operate in the Republic, they shall be replaced by the Republic, for the purpose of determining the Alternative Rate, with other banks or subsidiaries or branches of banks having similar characteristics.

•

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in the City of New York (or in the city where the relevant paying or transfer agent is located); provided, however, that solely for the purposes of determining the Average Transfer Exchange Rate, “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in Montevideo, Uruguay.

•

“UI” shall mean the value in Uruguayan pesos of the unit calculated by the INE and published monthly in advance for each day from the 6th day of a month to the 5th day of the following month by Banco Central del Uruguay and INE. The formula for calculation shall be the formula established by Law 17,761 dated May 12, 2004 (the “Formula”) and is as follows:

UI d,t = UI 5,t-1 * (IPCt-2 / IPCt-3) ^ [(d+Dt-1-5)/Dt-1]                  for 1 ≤ d ≤ 5

UI d,t = UI 5,t * (IPCt-1 / IPCt-2) ^ [(d-5)/Dt]                                for 6 ≤ d ≤ 31

UI d,t = Unidad Indexada of day “d” on month “t”

d = day

t = month

Dt = number of days in month “t”

IPC = Consumer Price Index (Indice de Precios al Consumo) as measured by INE.

Banco Central del Uruguay shall give the Trustee and the calculation agent prompt notices of any changes to the methodology for the calculation of the UI as established by Law 17,761 referred to above. In such cases and if the UI is no longer published or is not available from Banco Central in a timely manner, the calculation agent will apply the Formula, which will be stipulated in the terms and conditions of the Bonds, with the relevant IPCs published on Bloomberg electronic information services. If the IPCs for the relevant months required to calculate the UI for any payment date are not published on Bloomberg electronic information services, Banco Central shall provide the calculation agent with the required IPC.

Payment of Principal and Interest

If any date for an interest or principal payment on a Bond is not a Business Day, Uruguay will make the payment on the next Business Day. No interest on the Bonds will accrue as a result of any such delay in payment.

If any money that Uruguay pays to the trustee or to any paying agent to make payments on any Bonds is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Uruguay upon Uruguay’s written request. After any such repayment, neither the trustee nor any paying agent will be liable for that payment to the relevant holders. Uruguay will hold the unclaimed money in trust for the relevant holders until four years from the date on which the payment first became due.

Global Bonds

Payments of principal, interest and additional amounts, if any, in respect of the Bonds will be made to DTC or its nominee, as the registered holder of those global securities. Uruguay expects that the holders will be paid in accordance with the procedures of DTC and its participants. Neither Uruguay nor the trustee, which will act as Uruguay’s principal paying agent, shall have any responsibility or liability for any aspect of the records of, or payments made by, DTC or its nominee, or any failure on the part of DTC in making payments to holders of the Bonds from the funds it receives.

Certificated Bonds

Uruguay will arrange for payments to be made on any Bonds in certificated form to the person in whose name the certificated Bonds are registered, by wire transfer or by check mailed to the holder’s registered address.

Further Issues of Bonds

Uruguay may from time to time, without the consent of holders of the debt securities of a series, create and issue additional debt securities having the same terms and conditions as the debt securities of such series in all respects, except for issue date, issue price and the first payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the debt securities; (b) in a “qualified reopening” of the debt securities; or (c) with no greater amount of original issue discount than the previously outstanding debt securities as of the date of the issue of such additional debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities.

Paying Agents and Transfer Agent

So long as any Bonds remain outstanding, Uruguay will maintain a paying agent, a transfer agent, a registrar in New York City. Uruguay will give prompt notice to all holders of securities of any future appointment or any resignation or removal of any paying agent, transfer agent or registrar or of any change by any paying agent, transfer agent or registrar in any of its specified offices.

Notices

So long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange require, Uruguay will publish notices in a leading newspaper with general circulation in Luxembourg, expected to be the Luxembourger Wort, or on the website of the Luxembourg Stock Exchange (www.bourse.lu). If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange (www.bourse.lu) is not practicable, Uruguay will give notices in another way consistent with the rules of the Luxembourg Stock Exchange. Any notice so published will be considered given on the date of its first publication.

If the Bonds are represented by a global security deposited with a nominee or custodian of DTC, Euroclear or Clearstream, Luxembourg, notices to be given to holders will be given to DTC, Euroclear or Clearstream, Luxembourg, as applicable, in accordance with their applicable policies as in effect from time to time. If we issue Bonds in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed.

So long as a clearing system, or its nominee or common custodian, is the registered holder of a Bond represented by a global security or securities, each person owning a beneficial interest in a global security must rely on the procedures of that clearing system to receive notices provided to it. Each person owning a beneficial interest in a global security who is not a participant in a clearing system must rely on the procedures of the participant through which the person owns its interest in the global security to receive notices provided to the clearing system.

Registration and Book-Entry System

Global Bonds

The Bonds will be represented by interests in one or more permanent global securities in definitive fully registered form, without interest coupons attached, which will be registered in the name of a nominee for DTC and which will be deposited on or before the settlement date with a custodian for DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent the holders’ beneficial interests in the global security. These financial institutions will record the ownership and transfer of the holders’ beneficial interests through book-entry accounts, eliminating the need for physical movement of securities.

If holders wish to hold securities through the DTC system, holders must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. Euroclear and Clearstream participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants.

If holders so choose, holders may hold their beneficial interests in the global security through Euroclear or Clearstream, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

In sum, holders may elect to hold their beneficial interests in a global bond:

•	in the United States, through DTC;

•	outside the United States, through Euroclear or Clearstream, Luxembourg; or

•	through organizations that participate in such systems.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global securities through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Indenture or the Bonds. The ability of Euroclear or Clearstream, Luxembourg to take actions as a holder under the Bonds or the Indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Owners of a beneficial interest in the global securities will generally not be considered holders of any Bonds under the Indenture for the Bonds.

The laws of some jurisdictions require that certain persons take physical delivery of securities in certificated form. Consequently, a holders’ ability to transfer beneficial interests in a global security may be limited.

Certificated Securities

Uruguay will issue securities in certificated form in exchange for interests in a global security only if:

•

the depositary notifies Uruguay that it is unwilling or unable to continue as depositary, is ineligible to act as depositary and Uruguay does not appoint a successor depositary or clearing agency within 90 days;

•	Uruguay decides it no longer wishes to have all or part of the Bonds represented by global securities; or

•

the trustee has instituted or been directed to institute any judicial proceeding to enforce the rights of the holders under the Bonds and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding.

Any Certificated Security issued under these circumstances shall be in registered form.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Uruguay may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Uruguay and to the trustee an indemnity under which it will agree to pay Uruguay, the trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Uruguay and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Uruguay issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee in New York City as specified in the Indenture, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Uruguay will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Uruguay may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of a premium or interest on the securities.

CLEARANCE AND SETTLEMENT

The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg, and their book-entry systems has been obtained from sources Uruguay believes to be reliable. These systems could change their rules and procedures at any time, and Uruguay takes no responsibility for their actions. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Uruguay nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of its obligations under its rules and procedures, or for the performance by direct or indirect participants of its obligations under the rules and procedures of the clearing systems.

Arrangements have been made with each of DTC, Euroclear and Clearstream, Luxembourg to facilitate initial issuance of the Bonds. Transfers within DTC, Euroclear and Clearstream, Luxembourg will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold the Bonds through DTC and investors who hold or will hold the Bonds through Euroclear or Clearstream, Luxembourg will be effected in DTC through the respective depositaries of Euroclear and Clearstream, Luxembourg.

The Clearing Systems

DTC

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Persons who have accounts with DTC (“DTC Participants”) include the Joint Bookrunners, the U.S. depositaries, the fiscal agent, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Transfers of ownership or other interests in Bonds in DTC may be made only through DTC participants. In addition, beneficial holders of Bonds in DTC will receive all distributions of principal of and interest on the Bonds from the trustee through such DTC participant.

Euroclear

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”) under contract with EuroClear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Itau BBA USA Securities, Inc., securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Because the Euroclear Operator is a Belgian banking corporation, Euroclear is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which are referred to as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the depositary for Euroclear.

Clearstream, Luxembourg

Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary.

Clearstream, Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg participants are financial institutions around the world, including the Joint Bookrunners, other securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant, either directly or indirectly.

Distributions with respect to Bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream, Luxembourg.

Initial Settlement

Upon the issuance of the Bonds, DTC or its custodian will credit on its internal system the respective principal amounts of the individual beneficial interests represented by the Bonds to the accounts of DTC participants. Ownership of beneficial interests in the Bonds will be limited to persons who have accounts with DTC Participants, including the respective depositaries for Euroclear and Clearstream, Luxembourg or indirect DTC Participants. Ownership of beneficial interests in the Bonds will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of DTC Participants, and the records of DTC Participants, with respect to interests of indirect DTC Participants.

Euroclear and Clearstream, Luxembourg will hold omnibus positions on behalf of their participants through customers’ securities accounts for Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important for holders to establish at the time of a secondary market trade the location of both the purchaser’s and holder’s accounts to ensure that settlement can be on the desired value date. Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the following procedures in order to facilitate transfers of interests in the Bonds among participants of Euroclear, Clearstream, Luxembourg and DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Uruguay nor any paying agent or the registrar will have any responsibility for the performance by Euroclear, Clearstream, Luxembourg or DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trading Between DTC Accountholders

Secondary market trading of Bonds represented by the book-entry security between DTC accountholders will trade in DTC’s settlement system and will therefore settle in same-day funds.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will be settled using the procedures applicable to conventional Eurobonds in same-day funds.

Trading Between DTC Seller and Clearstream, Luxembourg, or Euroclear Purchaser

When interests in the Bonds are to be transferred from the account of a DTC accountholder to the account of a Clearstream, Luxembourg participant or a Euroclear participant, the purchaser will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg or Euroclear participant at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its respective depositary to receive the beneficial interest against payment. Payment will include interest accrued on the beneficial interest in the Bonds from and including the last interest payment date to and excluding the settlement date. Payment will then be made by the depositary to the DTC participant through which the seller holds its Bonds, which will make payment to the seller, and the Bonds will be credited to the depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the interest in the Bonds to the account of the participant through which the purchaser is acting. This interest in the Bonds will appear the next day, European time, after the settlement date, but will be back-valued to and the interest of the applicable Bonds will accrue from the value date, which will be the preceding day when settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will be valued instead as of the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of Bonds, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the Bonds on the value date. The most direct way of doing this is for the participant to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

As an alternative, if Clearstream, Luxembourg or Euroclear has extended a line of credit to a Clearstream, Luxembourg or Euroclear participant, the participant may elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream, Luxembourg participants or Euroclear participants purchasing interests in the Bonds would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in such Bonds were credited to their accounts. However, interest on the book-entry security would accrue from the value date. Therefore, in many cases the investment income on the beneficial interest in the Bonds earned during that one-day period may substantially reduce or offset the amount of the overdraft charges, although this result will depend on each participant’s particular cost of funds.

Since the settlement is taking place during New York business hours, DTC accountholders can employ their usual procedures for transferring Bonds to the respective depositaries of Clearstream, Luxembourg or Euroclear for the benefit of Clearstream, Luxembourg participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to DTC accountholders, a cross-market sale transaction will settle no differently from a trade between two DTC accountholders.

Finally, day traders that use Clearstream, Luxembourg or Euroclear to purchase interests in the Bonds from DTC accountholders for delivery to Clearstream, Luxembourg participants or Euroclear participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•

borrowing through Clearstream, Luxembourg or Euroclear for one day, until the purchase side of the day trade is reflected in their Clearstream, Luxembourg or Euroclear accounts, in accordance with the clearing system’s customary procedures,

•

borrowing the interests in the United States from a DTC accountholder no later than one day prior to settlement, which would give the interests sufficient time to be reflected in their Clearstream, Luxembourg or Euroclear accounts in order to settle the sale side of the trade, or

•

staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC accountholder is at least one day prior to the value date for the sale to the Clearstream, Luxembourg participant or Euroclear participant.

Trading Between Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant, at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its depositary to credit the interest in the Bonds to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. Payment will include interest accrued on the beneficial interest in the Bonds from and including the last interest payment date to and excluding the settlement date. The payment will then be credited to the account of the Clearstream, Luxembourg participant or Euroclear participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date the receipt of the cash proceeds and securities debit would instead be valued as of the actual settlement date.

TAXATION

The following discussion summarizes certain Uruguayan and United States federal income tax considerations that may be relevant to you if you acquire the Bonds. This summary is based on laws and regulations in effect as of the date of this prospectus supplement, which may change. Any change could affect the continued validity of this summary. This discussion supplements, and to the extent that it differs, replaces the “Taxation” section contained in the accompanying prospectus. This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding Bonds, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Uruguayan Income Tax Considerations

The following discussion summarizes certain aspects of Uruguayan income taxation that may be relevant to you if you are a Non-Resident Holder of Bonds. For the purposes of this summary, you are a “Non-Resident Holder” if you are a holder of Bonds who is an individual that is a non-resident of Uruguay or a legal entity that is not organized in Uruguay. This summary may also be relevant to you if you are a Non-Resident Holder of Bonds in connection with the holding and disposition of the Bonds. The summary is based on Uruguayan laws, rules and regulations now in effect, all of which may change. This summary is not intended to constitute a complete analysis of the income tax consequences under Uruguayan law of the receipt, ownership or disposition of the Bonds, in each case if you are a non-resident of Uruguay, nor to describe any of the tax consequences that may be applicable to you if you are a resident of Uruguay.

Under Uruguayan law, as currently in effect, if you are a Non-Resident Holder of Bonds and you do not, maintain a permanent establishment in Uruguay, interest and principal payments on the Bonds will not be subject to Uruguayan income or withholding tax. If you are a Non-Resident Holder and you obtain capital gains resulting from any trades of Bonds effected between or in respect of accounts maintained by or on behalf of you, you will not be subject to Uruguayan income or other Uruguayan taxes where you have no connection with Uruguay other than as a holder of an interest in Bonds nor a permanent establishment. If you are a Non-Resident Holder and you do not maintain a permanent establishment in Uruguay, payments of interest and principal on Bonds to you, and any gain realized upon the disposition of Bonds by you, will not be subject to Uruguayan taxes. Furthermore, if you are a Non-Resident Holder who maintains a permanent establishment in Uruguay, the tax exemptions above mentioned, may also be applicable.

United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a U.S. holder (as defined in the “Taxation” section contained in the accompanying prospectus) of a Bond. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with beneficial owners of Bonds that purchase the Bonds at their initial offering price and hold the Bonds as capital assets. It does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark their positions to market, persons that will hold Bonds as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities or arrangements taxed as partnerships or the partners therein, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or U.S. holders that have a “functional currency” other than the U.S. dollar.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign, U.S. federal estate, gift or other tax laws, the alternative minimum tax or the Medicare tax on net investment income. Investors should consult their own tax advisors in determining the tax consequences to them of holding Bonds under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.

U.S. holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below. It is not entirely clear to what types of income the book/tax conformity rule applies, or, in some cases, how the rule is to be applied if it is applicable. However, proposed regulations generally would exclude, among other items, original issue discount and market discount (in either case, whether or not de minimis) from the applicability of the book/tax conformity rule. Although the proposed regulations generally will not be effective until taxable years beginning after the date on which they are issued in final form, taxpayers generally are permitted to elect to rely on their provisions currently. Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.

General. Uruguay has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. In addition, the discussion does not describe any tax consequences arising out of the laws of any state, local or foreign jurisdiction.

Consequences of Holding the Bonds. Because the Bonds are denominated in Uruguayan pesos and pay interest semiannually based in part on changes in the Unidad Indexada (UI), the Bonds will be treated as “nonfunctional currency contingent payment debt instruments” for U.S. federal income tax purposes. As a result, the Bonds will be subject to the Treasury Regulations governing the treatment of Bonds with special original issue discount (“OID”) rules that require a U.S. holder to accrue income on the Bonds as generally set forth below. The rules applicable to nonfunctional currency contingent payment debt instruments are complex, and you should consult with your tax advisor with respect to the application of these rules to the Bonds. The following discussion only applies to U.S. holders and only applies to you to the extent that you purchased Bonds in the primary offering. If you purchased Bonds in the secondary market, you should consult with your tax advisor.

Very generally, Uruguay will be required to determine a projected payment schedule based on a “comparable yield” for the Bonds computed under applicable U.S. tax rules. that takes into account the yield at which Uruguay could issue a fixed rate debt instrument on terms and conditions similar to the Bonds (including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for liquidity or the riskiness of the contingencies with respect to the Bonds), but without adjustments to interest and principal based on changes in the UI. The comparable yield may be greater than or less than the stated interest rate, if any, with respect to the Bonds.

Solely for purposes of determining the amount of interest income that a U.S. holder will be required to accrue, Uruguay will be required to construct a “projected payment schedule” in respect of the Bonds representing a series of payments the amount and timing of which would produce a yield to maturity on the Bonds equal to the comparable yield. NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY THE ISSUER REGARDING THE ACTUAL AMOUNT THAT THE BONDS WILL PAY. For U.S. federal income tax purposes, a U.S. holder is required to use the comparable yield and the projected payment schedule established by the Issuer in determining interest accruals and adjustments in respect of a Bond, unless such U.S. holder timely discloses and justifies the use of other accruals and adjustments to the IRS. The Issuer will provide the comparable yield and projected payment schedule, or instructions on how to obtain that information.

Accruals and Payments of Interest. Based on the comparable yield and the issue price of the Bonds and regardless of your accounting method, you will be required to accrue as OID the sum of the daily portions of interest on the Bonds for each day in the taxable year on which you held such Bonds, translated into U.S. dollars (as described in the following paragraph) and adjusted upward or downward to reflect the difference, if any, between the actual amount of contingent payments on the Bonds and the projected amount of contingent payments on the Bonds (“projected payments”) (as set forth below). For purposes of these rules, each coupon payment and each payment of principal on a Bond is a contingent payment. The daily portions of interest in respect of a Bond are determined by allocating to each day in an accrual period the interest on the Bond that accrues in the accrual period. The amount of interest on a Bond that accrues in an accrual period is the product of the comparable yield on the Bond (adjusted to reflect the length of the accrual period) and the adjusted issue price of the Bond. The adjusted issue price of a Bond will be denominated in Uruguayan pesos and at the beginning of the first accrual period will equal its issue price and for any accrual period thereafter will be (x) the sum of the issue price of such Bond and any interest you previously accrued thereon (disregarding any positive or negative adjustments) minus (y) the hypothetical amount of any payments on the Bond for previous accrual periods. Generally, the issue price of a debt instrument is the first price at which a substantial amount of the instrument is sold for money, other than to underwriters, bond houses and similar intermediaries. Accordingly, the issue price of the Bonds is expected to be equal to the public offering price (determined in pesos).

The amount of interest income you will recognize will be based on the average exchange rate in effect during the interest accrual period. Alternatively, you may elect to translate all interest income on foreign currency-denominated bonds at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the IRS.

You will be required to recognize interest income equal to the amount of any positive adjustment (i.e., the excess of actual payments over projected payments) in respect of a Bond for a taxable year, translated into U.S. dollars at the spot rate generally on the last day of the taxable year in which the adjustment is taken into account. A negative adjustment (i.e., the excess of projected payments over actual payments) in respect of a Bond for a taxable year (i) will first reduce the amount of interest in respect of the Bond that you would otherwise be required to include in income in the taxable year and (ii) to the extent that the negative adjustment exceeds the amount described in (i), will give rise to an ordinary loss, up to the amount by which your total interest inclusions on the Bond in prior taxable years exceed the total amount of your net negative adjustments treated as ordinary loss on the Bond in prior taxable years. The amount of a negative adjustment offset against any accrued but unpaid interest on a Bond will be translated into U.S. dollars at the same rate at which such interest was accrued. To the extent a net negative adjustment exceeds the amount of accrued but unpaid interest, the negative adjustment will be treated as offsetting interest that has accrued and been paid on such Bond and will be translated into U.S. dollars at the spot rate on the date the Bond was issued. Any negative adjustment in excess of the amounts described above in (i) and (ii) will be carried forward first to offset future interest income in respect of the Bond and then, if applicable, to reduce the amount realized on a sale, exchange or retirement of the Bond, in Uruguayan pesos.

Sale, Exchange or Retirement. Upon a sale, exchange or retirement of a Bond, you generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the Bond. Your adjusted tax basis in a Bond will equal (i) the U.S. dollar amount that you paid for the Bond, (ii) increased by the amount of interest income you previously accrued in respect of the Bonds (disregarding any positive or negative adjustment and translated into U.S. dollars using the exchange rate applicable to such interest) and (iii) decreased by the projected amount of all prior payments in respect of the Bond. The U.S. dollar amount of the hypothetical payments described in clause (iii) of the preceding sentence is determined by (1) first allocating the payments to the most recently accrued interest to which prior amounts have not already been attributed and translating such amounts into U.S. dollars at the rate at which the interest was accrued and (2) then allocating any remaining amount to principal and translating such amounts into U.S. dollars at the spot rate on the date the instrument was issued. For this purpose, any accrued interest reduced by a negative adjustment carry forward will be treated as principal and such amounts will be translated into U.S. dollars at the spot rate on the date the instrument was issued. Your amount realized will equal the amount of cash and the fair market value (denominated in Uruguayan pesos) of property, if any, that you receive. If you hold a Bond until its scheduled maturity or scheduled amortization, the U.S. dollar equivalent of the amount realized will be determined by separating such amount realized into principal and one or more interest components, based on the principal and interest comprising your basis, with the amount realized allocated first to interest (and allocated to the most recently accrued amounts first) and any remaining amounts allocated to principal. The U.S. dollar equivalent of the amount you realize upon a sale, exchange or unscheduled retirement of a Bond will be determined in a similar manner, but will first be allocated to principal and then any accrued interest (and will be allocated to the earliest accrued amounts first). Each component of the amount realized that requires translation into U.S. dollars will be translated using the exchange rate used with respect to the corresponding principal or accrued interest. The amount of any gain realized upon a sale, exchange or unscheduled retirement of a Bond (other than foreign currency gain or loss, which is discussed in the next paragraph) will be equal to the excess of the amount realized over your adjusted tax basis, both expressed in Uruguayan pesos (“non-forex gain”), and the non-forex gain will be translated into U.S. dollars using the spot rate on the payment date. You generally will treat any non-forex gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as capital loss. If there are no remaining contingent payments under the projected payment schedule at the time of the sale, exchange or retirement of the Bond, any gain or loss recognized generally will be capital gain or loss.

You also generally will recognize foreign currency gain or loss on the receipt of any payment on a Bond or with respect to the sale, exchange or retirement of a Bond if the amount of U.S. dollars received differs from the rate applicable to the principal or a previous accrual to which such payment is allocable. This foreign currency gain or loss will be treated as U.S. source ordinary income or loss, but generally will not be treated as an adjustment to any interest income or loss otherwise recognized with respect to the Bond.

In the event that consumer prices in Uruguay increase by more than 100% on a cumulative basis over the three-year period ending on December 31st of any year, the Bonds may be subject to special rules that differ from the rules described above. You should consult your tax advisor concerning the potential effects of consumer prices in Uruguay on the U.S. federal income tax treatment of Bonds.

Information Reporting and Backup Withholding. Payments in respect of the Bonds that are paid within the United States or through certain U.S.-related financial intermediaries are generally subject to information reporting, unless the U.S. holder is an exempt recipient that establishes its exemption when required. Such payments to a non-exempt recipient that is a U.S. holder may also be subject to backup withholding, unless the U.S. holder provides an accurate taxpayer identification number and certifies that it has not lost its exemption from backup withholding. Non-U.S. holders (as defined in the “Taxation” section contained in the accompanying prospectus) are generally exempt from backup withholding, but may have to comply with certification procedures to prove their entitlement to this exemption. The amount of any backup withholding from a payment to a U.S. or non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Currency Bonds and Reportable Transactions. A U.S. holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. A U.S. holder may be required to treat a foreign currency exchange loss relating to a Foreign Currency Bond as a reportable transaction if the loss exceeds U.S.$50,000 in a single taxable year if the U.S. holder is an individual or trust, or higher amounts for other U.S. holders. In the event the acquisition, ownership or disposition of a Foreign Currency Bond constitutes participation in a “reportable transaction” for purposes of these rules, a U.S. holder will be required to disclose its investment to the IRS, currently on Form 8886. Prospective purchasers should consult their tax advisors regarding the application of these rules to the acquisition, ownership or disposition of Foreign Currency Bonds.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 at the end of the year, or U.S.$75,000 at any time, may be required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include Bonds issued in certificated form) that are held for investment and are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part.

Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the Bonds, including the application of the rules to their particular circumstances.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated as of             , 20    , Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Itau BBA USA Securities, Inc. have severally agreed to purchase, and Uruguay has agreed to sell to the underwriters Ps.aggregate principal amount of the Bonds.

The underwriters have advised Uruguay that they propose to initially offer the Bonds to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has agreed to purchase, and Uruguay has agreed to sell to that underwriter, the principal amount of Bonds set forth opposite the underwriter’s name.

Underwriters	Principal Amount
Citigroup Global Markets Inc.	Ps.
HSBC Securities (USA) Inc.	Ps.
Itau BBA USA Securities, Inc.	Ps.

Total	Ps.

The underwriting agreement provides that the obligations of the underwriters to purchase the Bonds included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Bonds if they purchase any of the Bonds. The underwriters may offer and sell the Bonds through certain of their affiliates.

The following table indicates the underwriting discount that Uruguay is to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Bonds):

Paid by Uruguay
Per Bond		%

Neither Uruguay nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Bonds. In addition, neither Uruguay nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Uruguay estimates that its total expenses for this offering will be approximately US$                    .

In connection with the offering, the underwriters may purchase and sell Bonds in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Bonds in excess of the principal amount of Bonds to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Bonds made for the purpose of preventing or retarding a decline in the market price of the Bonds while the offering is in progress.

Stabilizing transactions may also cause the price of the Bonds to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. Any stabilization may begin on or after the date on which adequate public disclosure of the final terms of the offer of the Bonds is made and, if begun, may be ended at any time, but must end no later than the earlier of 30 days after the issue date of the Bonds and 60 days after the date of the allotment of the Bonds.

The underwriters have performed investment banking and advisory services for Uruguay from time to time, for which they have received customary fees and expenses. The underwriters may engage in transactions with and perform services for Uruguay in the ordinary course of their business.

Uruguay has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Delivery of the Bonds is expected on or about                 , 2020, which will be the                  business day following the date of pricing of the Bonds. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Bonds prior to the settlement date will be required, by virtue of the fact that the Bonds initially will settle in T+                 , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the pricing date or the next                 succeeding business days should consult their own advisor.

The offering of the Bonds is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Uruguay. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Itau BBA USA Securities, Inc. are expected to act as dealer managers in the Offer to Purchase.

Notice to Prospective Investors in the European Economic Area and in the United Kingdom

This prospectus supplement has been prepared on the basis that any offer of Bonds in any Member State of the European Economic Area (“EEA”) and in the United Kingdom (“UK”) (each a “Relevant State”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Bonds. Accordingly, any person making or intending to make an offer in a Relevant State of Bonds which are the subject of the offers contemplated in this prospectus supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of Bonds shall require Uruguay or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer. Neither Uruguay nor the underwriters have authorized, nor do they authorize, the making of any offer of Bonds to any legal entity which is not a “qualified investor” as defined in the Prospectus Regulation. Neither Uruguay nor the underwriters have authorized, nor do they authorize, the making of any offer of Bonds through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the Bonds contemplated in the prospectus supplement.

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Bonds to any retail investor in any Relevant State. For the purposes of this provision:

(a)    the expression “retail investor” means a person who is one (or more) of the following:

(i)    a retail client as defined in point (11) of MiFID II;

(ii)    a customer within the meaning of Directive (EU) 2016/97 (as amended, the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II;

(iii)    not a qualified investor as defined in the Prospectus Regulation; and

(b)    the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe for the Bonds.

Each person in a Relevant State who receives any communication in respect of, or who acquires any Bonds under, the offers to the public contemplated in this prospectus supplement, or to whom the Bonds are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and Uruguay that it and any person on whose behalf it acquires Bonds is: (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

In this section, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded). References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) received by it in connection with the issue or sale of the Bonds in circumstances in which Section 21(1) of the FSMA does not apply to Uruguay;

(b)    it has complied and will comply with all applicable provisions of the FSMA and the Financial Services Act 2012 with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.

This Prospectus Supplement has not been approved by an authorized person for the purposes of section 21 of the FSMA. This Prospectus Supplement is for distribution only to persons who: (i) are outside the United Kingdom; (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (iii) are persons falling within Articles 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This Prospectus Supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Prospectus Supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

This Prospectus Supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Bonds will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus Supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Bonds may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Bonds with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Netherlands

This prospectus supplement has not been and will not be approved by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) in accordance with Article 5:2 of the Dutch Act on Financial Supervision (Wet op het financieel toezicht). The Bonds will only be offered in The Netherlands to qualified investors (gekwalificeerde beleggers) as defined in Article 1:1 of the Dutch Act on Financial Supervision.

Notice to Prospective Investors in Luxembourg

This Prospectus Supplement constitutes a prospectus to be approved by the Luxembourg Stock Exchange for the purpose of part IV of the Luxembourg law dated July 16, 2019 on prospectuses for securities (the “Luxembourg Prospectus Law”), and for the purpose of the rules and regulations of the Luxembourg Stock Exchange. The terms and conditions of this Prospectus Supplement have however not been approved by and will not be submitted for approval to the Luxembourg Financial Services Authority (Commission de Surveillance du Secteur Financier) for purposes of public offering or sale in the Grand-Duchy of Luxembourg (“Luxembourg”). Accordingly, the Notes may not be offered or sold to the public in Luxembourg, directly or indirectly, and neither this Prospectus Supplement nor any other circular, prospectus, form of application, advertisement, communication or other material may be distributed, or otherwise made available in or from, or published in Luxembourg, except in circumstances which, pursuant to the Luxembourg Prospectus Law, constitutes (i) an offer of securities which benefits from an exemption to or (ii) a transaction not subject to, the requirement to publish a prospectus in accordance with the Luxembourg Prospectus Law.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). The Prospectus Supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The Bonds to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Bonds offered should conduct their own due diligence on the Bonds. If you do not understand the contents of the prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The Bonds are not being offered or sold, in Hong Kong, by means of the prospectus supplement or and any other documents or materials relating to the Offers other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer or invitation to the public for the purposes of the Securities and Futures Ordinance or the Companies (Winding Up and Miscellaneous Provisions) Ordinance. Neither of the Republic nor the underwriters has issued or had in its possession for the purposes of issue, or will issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The Bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Republic of Korea

Each underwriter has represented and agreed that the Bonds have not been and will not be offered, delivered or sold directly or indirectly in Korea or to any resident of Korea except as otherwise permitted under applicable Korean laws and regulations. Each underwriter has undertaken to ensure that any securities dealer to which it sells the Bonds confirms that it is purchasing such Bonds as principal and agrees with such underwriter that it will comply with the restrictions described above.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. This prospectus supplement and the accompanying prospectus or any other document or material in connection with the Offers may not be circulated or distributed in such a manner to cause such Bonds to be made the subject of an invitation for subscription or purchase whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Bonds are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Bonds under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to Section 275(1A) of the SFA, or Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Bonds are “prescribed capital markets products” (as defined in the Securities and Futures Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

Each underwriter has represented and warranted that the offer of the Bonds has not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and the Bonds may not be sold, issued or offered within Taiwan through a public offering or in a circumstance which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan requiring registration or approval of the Financial Supervisory Commission of Taiwan. Each underwriter has represented and warranted that no person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Bonds in Taiwan.

Notice to Prospective Investors in China

Each underwriter has represented, warranted and undertaken that, other than to qualified domestic institutional investors, the Bonds are not being offered or sold and may not be offered or sold, directly or indirectly, in China (for such purposes, not including Hong Kong and Macau Special Administrative Regions of China or Taiwan), except as permitted by the securities laws of China.

Notice to Prospective Investors in Canada

The Bonds may be sold only to purchasers purchasing or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Bonds must be in made accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s providence or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Chile

Pursuant to Chilean Capital Markets Act and Norma de Carácter General (“General Rule”) No. 336, dated June 27, 2012, issued by the Chilean Financial Market Commission (“CMF”), the existing bonds may be privately offered in Chile to certain “qualified investors” identified as such by CMF General Rule No. 336 (which in turn are further described in CMF General Rule No. 216, dated June 12, 2008, and in CMF General Rule No. 410, dated July 27, 2016). General Rule No. 336 requires the following information to be provided to prospective investors in Chile:

1.    Date of commencement of the offer: June 24, 2020. The offer of the Bonds is subject to General Rule No. 336, dated June 27, 2012, issued by the CMF;

2.    The subject matter of this offer are securities not registered with the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF, and as such are not subject to the oversight of the CMF;

3.    Since the Bonds are not registered in Chile there is no obligation by Uruguay to make publicly available information about the Bonds in Chile; and

4.    The Bonds shall not be subject to public offering in Chile unless registered with the relevant Securities Registry of the CMF.

Información a los Potenciales Inversionistas Chilenos

De conformidad con la Ley n° 18.045, de Mercado de Valores y la Norma de Carácter General n° 336 (la “NCG 336”), de 27 de junio de 2012, de la Comisión para el Mercado Financiero (“CMF”), la oferta por los bonos puede ser efectuada privadamente a ciertos “Inversionistas Calificados”, a los que se refiere la NCG 336 y que se definen como tales en la norma de carácter general N° 216, de 12 de junio de 2008 y en la Norma de Carácter General N°410 de fecha 27 de Julio de 2016, ambas de la CMF. La NCG 336 dispone que la siguiente información debe ser entregada a los inversionistas:

1.    La oferta de los bonos comienza el 24 de junio de 2020 y se encuentra acogida a la NCG N° 336, de fecha 27 de junio de 2012, de la CMF;

2.    La oferta versa sobre valores que al ser emitidos y colocados no fueron inscritos en el Registro de Valores o en el Registro de Valores extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de la CMF;

3.    Por tratarse de valores no inscritos en Chile no existe la obligación por parte del emisor de entregar en Chile información pública sobre estos valores; y

4.    La oferta por los bonos no es objeto de oferta pública y estos valores no han sido y ni podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el registro de valores correspondiente.

Notice to Prospective Investors in Peru

The Bonds and the information contained in this prospectus supplement has not been, and will not be, registered with or approved by the Superintendency of the Securities Market (Superintendencia del Mercado de Valores) or the Lima Stock Exchange (Bolsa de Valores de Lima). Accordingly, the Bonds cannot be offered or sold in Peru, except if such offering is considered a private offering under the securities laws and regulations of Peru.

Notice to Prospective Investors in Argentina

The Bonds have not been registered with the Comisión Nacional de Valores and may not be offered publicly in Argentina. The Bonds may not be publicly distributed in Argentina. Neither the issuer nor the underwriters will solicit the public in Argentina in connection with this prospectus supplement.

Notice to Prospective Investors in Brazil

The Bonds have not been and will not be issued nor placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Securities Commission of Brazil (Comissão de Valores Mobiliários, or “CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the Bonds in Brazil is not legal without prior registration under Law No. 6,385 of December 7, 1976, as amended, and Instruction No. 400, issued by the CVM on December 29, 2003, as amended. Documents relating to the offering of the Bonds, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the New Securities is not a public offering of securities in Brazil), or used in connection with any offer for subscription or sale of the New Securities to the public in Brazil. Persons wishing to offer or acquire the Bonds within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.

Notice to Prospective Investors in Uruguay

The Bonds are exempt from all registration requirements in Uruguay pursuant to Section 3 of Law N° 18.627.

Other

The underwriters have agreed that they have not offered, sold or delivered, and they will not offer, sell or deliver, any of the Bonds, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the Bonds, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of the underwriters, after reasonable investigation, result in compliance with the applicable laws and regulations of such jurisdiction and which will not impose any obligations on Uruguay except as set forth in the underwriting agreement.

Neither Uruguay nor the underwriters have represented that the Bonds may be lawfully sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption, or assumes any responsibility for facilitating these sales.

FORWARD-LOOKING STATEMENTS

The following documents relating to Uruguay’s securities offered by this prospectus supplement may contain forward-looking statements:

•	this prospectus supplement;

•	the accompanying prospectus;

•	any amendment or supplement hereto; and

•	the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Forward-looking statements are statements that are not historical facts, including statements about Uruguay’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Uruguay undertakes no obligation to update any of these forward-looking statements in light of new information or future events, including changes in Uruguay’s economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events.

Forward-looking statements involve inherent risks and uncertainties. Uruguay cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. The information contained in this prospectus supplement identifies important factors that could cause such differences. Such factors include, but are not limited to:

•

adverse external factors, such as changes in international prices, high international interest rates and recession or low economic growth in Uruguay’s trading partners. Changes in international prices and high international interest rates could increase Uruguay’s current account deficit and budgetary expenditures. Recession or low economic growth in Uruguay’s trading partners could decrease exports (including manufactured goods) from Uruguay, reduce tourism to Uruguay, induce a contraction of the Uruguayan economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

•

adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility and a further deterioration in the health of the domestic banking system. These factors could lead to lower economic growth or a decrease in Uruguay’s international reserves; and

•

other adverse factors, such as climatic or political events, international hostilities and the effects of pandemics or epidemics and any subsequent mandatory regulatory restrictions or containment measures.

GENERAL INFORMATION

Due Authorization

Uruguay has authorized the creation and issue of the Bonds pursuant to Decree No.176/020, dated June 18, 2020, of the Executive Power of the Republic of Uruguay and the corresponding resolution of the Ministry of Economy and Finance.

Litigation

Except as disclosed in this prospectus supplement (and any document incorporated by reference), during the twelve months preceding the date of this prospectus supplement, neither Uruguay nor any Uruguayan governmental agency is or has been involved in any litigation or arbitration or administrative proceedings or governmental proceedings (including any such proceedings which are pending or threatened of which the issuer is aware) which may have, or have had in the recent past, significant effects on Uruguay’s financial position.

Listing

Application will be made to list the Bonds on the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Validity of the Bonds

The validity of the Bonds will be passed upon for Uruguay by Counsel to the Ministry of Economy and Finance of Uruguay and by Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, special New York counsel to Uruguay.

The validity of the Bonds will be passed upon for the underwriters by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, United States counsel to the underwriters, and by Guyer & Regules, Plaza Independencia 811, 11100 Montevideo, Uruguayan counsel to the underwriters.

As to all matters of Uruguayan law, Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of Counsel to the Ministry of Economy and Finance of Uruguay, and Shearman & Sterling LLP may rely on the opinion of Guyer & Regules.

As to all matters of United States law, Counsel to the Ministry of Economy and Finance of Uruguay may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, and Guyer & Regules may rely on the opinion of Shearman & Sterling LLP. All statements with respect to matters of Uruguayan law in this prospectus supplement and the accompanying prospectus have been passed upon by Counsel to the Ministry of Economy and Finance of Uruguay and Guyer & Regules and are made upon their authority.

Significant Changes to Public Finance and Trading Position

Except as disclosed in this prospectus supplement (and any document incorporated by reference), since December 31, 2019, there have been no significant changes to the public finance and trade data of the Republic of Uruguay.

Where You Can Find More Information

Uruguay has filed the Registration Statement with the SEC. You may request copies of this document, including all amendments thereto, the accompanying prospectus, any documents incorporated by reference into the Registration Statement and the various exhibits to these documents, free of charge, by contacting the Office of the Representative of the Ministry of Economy and Finance of the Republic of Uruguay, 1913 I Street N.W., Lobby, Washington, D.C. 20006, United States.

Uruguay is not subject to the informational requirements of the Exchange Act. Uruguay commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2004. These reports include certain financial, statistical and other information concerning Uruguay. Uruguay may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the Registration Statement to which this prospectus supplement and the accompanying prospectus relate. When filed, these exhibits will be incorporated by reference into the Registration Statement. See “Incorporation by Reference” on page S-4 of this prospectus supplement. The annual reports, its amendments and the registration statement, including its various exhibits, are available to the public from the SEC’s website at http://www.sec.gov.

You may inspect copies of the Indenture and the forms of the Bonds during normal business hours on any weekday (except public holidays) at the offices of the trustee.

Clearing

The Bonds have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg. The codes are:

ISIN	CUSIP	Common Code

PROSPECTUS

República Oriental del Uruguay

Debt Securities

and/or

Warrants to Purchase Debt Securities

Uruguay may from time to time offer and sell its securities in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. Uruguay may offer debt securities in exchange for other debt securities or that are convertible into new debt securities. Uruguay may offer securities having an aggregate principal amount of up to $6,388,996,458 (or the equivalent in other currencies) in the United States. The securities will be direct, general and unconditional foreign debt of Uruguay and will rank equal in right of payment among themselves and with all other unsubordinated foreign debt of Uruguay.

Uruguay may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

The trust indenture described in this prospectus contains collective action clauses with provisions regarding future modifications to the terms of debt securities issued thereunder that are described herein beginning on page 10. Under these provisions, which differ from the terms of Uruguay’s public foreign debt issued prior to the date hereof, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not the “uniformly applicable” requirements are met, more than 66 2⁄3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 6, 2018.

ABOUT THIS PROSPECTUS

This prospectus provides a general description of the securities Uruguay may offer under the “shelf” registration statement it has filed with the SEC. Each time Uruguay sells some of these securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

The following documents relating to Uruguay’s securities offered by this prospectus may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement;

•	any pricing supplement to a prospectus supplement; and

•	the documents incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement.

Forward-looking statements are statements that are not historical facts, including statements about Uruguay’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Uruguay undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Uruguay cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•

adverse external factors, such as changes in international prices, high international interest rates and recession or low economic growth in Uruguay’s trading partners. Changes in international prices and high international interest rates could increase Uruguay’s current account deficit and budgetary expenditures. Recession or low economic growth in Uruguay’s trading partners could decrease exports (including manufactured goods) from Uruguay, reduce tourism to Uruguay, induce a contraction of the Uruguayan economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

•

adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility and a further deterioration in the health of the domestic banking system. These factors could lead to lower economic growth or a decrease in Uruguay’s international reserves; and

•	other adverse factors, such as climatic or political events and international hostilities.

DATA DISSEMINATION

On February 18, 2004, Uruguay became the 56th subscriber to the IMF’s Special Data Dissemination Standard or SDDS, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released or the so-called “Advance Release Calendar.” For Uruguay, precise dates or “no-later-than-dates” for the release of data under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. The Internet website is located at http://dsbb.imf.org/Pages/SDDS/CtyCtgList.aspx?ctycode=URY. Neither the government nor any dealers, agents or underwriters acting on behalf of Uruguay in connection with the offer and sale of securities as contemplated in this prospectus accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Uruguay will use the net proceeds from the sale of securities for the general purposes of the government of Uruguay, including but not limited to the refinancing, repurchase or retirement of domestic and external indebtedness of the government. Uruguay may also issue securities to be offered in exchange for any of its outstanding securities.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities and warrants that Uruguay may offer. Each time Uruguay offers securities, Uruguay will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

Uruguay will issue the debt securities under an indenture dated October 27, 2015 (as amended from time to time, the “indenture”) between Uruguay and The Bank of New York Mellon, as trustee. Uruguay has filed the indenture and the forms of debt securities with the SEC. The following description summarizes some of the terms of the debt securities and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the prospectus supplement, the indenture and the forms of debt securities before making your investment decision.

General

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•

if the debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for interest payment dates;

•	the form of debt security (global or certificated);

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Uruguay to redeem the debt securities at its option;

•	any provisions that entitle the holders to repayment at their option;

•	the currency in which the debt securities are denominated and the currency in which Uruguay will make payments;

•	the authorized denominations;

•	a description of any index Uruguay will use to determine the amount of principal or any premium or interest payments; and

•	any other terms that do not conflict with the provisions of the indenture.

Uruguay may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or to which it will be converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Uruguay may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Uruguay may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. Uruguay will describe the applicable U.S. federal income tax consequences that may be associated with an investment in a series of debt securities and other relevant considerations in the prospectus supplements for these offerings.

Uruguay is not required to issue all of its debt securities under the indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation. That documentation may contain different terms from those included in the indenture and described in this prospectus.

Status

The debt securities will constitute direct, general, unconditional and unsubordinated foreign debt (as defined below) of Uruguay for which the full faith and credit of Uruguay is pledged and will not have the benefit of any separate undertaking of other governmental entities (including Banco Central). The debt securities rank and will rank without any preference among themselves and equally with all other unsubordinated foreign debt of Uruguay. It is understood that this provision will not be construed so as to require Uruguay to make payments under the debt securities ratably with payments being made under any other foreign debt.

For this purpose, “foreign debt” means obligations of or guaranteed (whether by contract, statute, or otherwise) by Uruguay or Banco Central for borrowed money or evidenced by bonds, debentures, notes or other similar instruments denominated or payable, or which at the option of the holder thereof may be payable, in a currency other than the local currency of Uruguay.

Payment of Principal and Interest

Uruguay will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner of the debt securities, which will receive the funds for distribution to the holders. See “—Global Securities” below.

Uruguay will arrange for payments to be made on any certificated debt securities to the registered holders of the debt securities on the specified payment dates. Uruguay may make such payments by wire transfer or by check mailed to the holder’s registered address.

If any date for an interest or principal payment on a debt security is a day on which banking institutions in New York City (or in the city where the relevant paying or transfer agent is located) are authorized or obligated by law, regulation, or executive order to be closed, Uruguay will make the payment on the next New York City (or city where the relevant paying or transfer agent is located) banking day. No interest on the debt securities will accrue as a result of this delay in payment.

If any money that Uruguay pays to the trustee or to any paying agent to make payments on any debt securities is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Uruguay on Uruguay’s written request. Uruguay will hold such unclaimed money in trust for the relevant holders of those debt securities. After any such repayment, neither the trustee nor any paying agent will be liable for the payment. However, Uruguay’s obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the securities. See “—Limitation on Time for Claims” below.

Additional Amounts

All payments by Uruguay in respect of the debt securities will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature, unless the withholding or deduction is required by law. If any such withholding or deduction is imposed or levied by or on behalf of Uruguay, or any political subdivision or taxing authority or agency therein or thereof having the power to tax (for purposes of this paragraph, a “relevant tax”), Uruguay will pay such additional amounts (“additional amounts”), as may be necessary to ensure that the amounts received by the holders after such withholding or deduction will equal the respective amounts of principal and interest that would have been receivable in respect of the debt securities in the absence of such withholding or deduction; provided, however, that no additional amounts will be payable in respect of any relevant tax:

•

imposed by reason of a holder or beneficial owner of a debt security having some present or former connection with Uruguay other than merely being a holder or beneficial owner of the debt security or receiving payments of any nature on the debt security or enforcing its rights in respect of the debt security;

•

imposed by reason of the failure of a holder or beneficial owner of a debt security, or any other person through which the holder or beneficial owner holds a debt security, to comply with any certification, identification, information, documentation or other reporting requirement concerning its nationality, residence or identity or its connection with Uruguay, or any political subdivision or taxing authority thereof or therein, if compliance with such requirement is a precondition to exemption from all or any portion of such withholding or deduction; provided that Uruguay or Uruguay’s agent has provided the holders with written notice of such requirement at least 60 days’ prior to the date compliance with such requirement is necessary to obtain exemption from all or any portion of such withholding or deduction; or

•

imposed by reason of a holder or beneficial owner of a debt security, or any other person through which the holder or beneficial owner holds a debt security, having presented the debt security for payment (where such presentation is required) more than 30 days after the relevant date, except to the extent that the holder or beneficial owner or such other person would have been entitled to additional amounts on presenting the debt security for payment on the last date of such 30-day period.

As used in this paragraph, “relevant date” in respect of any debt security means the date on which payment in respect thereof first becomes due or, if the full amount of the money payable has not been received by the trustee on or prior to such due date, the date on which notice is duly given under the indenture to the holders that such monies have been so received and are available for payment. Any reference to “principal” and/or “interest” under the indenture also refers to any additional amounts which may be payable under the indenture.

No additional amounts will be payable in respect of any security to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment, to the extent the beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to receive payment of the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such security.

Uruguay will pay any administrative, excise or similar taxes that arise under Uruguayan law and are related to the debt securities. Uruguay will also indemnify the holders against any administrative, excise or similar taxes resulting from the enforcement of the obligations of Uruguay under the debt securities following the occurrence of any event of default described in “—Events of Default.”

Unless the context requires otherwise, any references in this prospectus to principal of or interest on the debt securities will include any additional amounts payable by Uruguay in respect of such principal or interest.

Form and Denominations

Unless otherwise provided in the applicable prospectus supplement, Uruguay will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Uruguay or repayable before maturity at the option of the holder. Nevertheless, Uruguay may at any time repurchase the debt securities at any price in the open market or otherwise. Uruguay may hold or resell debt securities it purchases or may surrender them to the trustee for cancellation.

Negative Pledge

Uruguay has agreed that as long as any of the debt securities remain outstanding or any amount payable by Uruguay under the indenture remains unpaid, Uruguay will not grant or allow any lien to be placed on its assets or revenues or the assets or revenues of Banco Central as security for any of its public foreign debt, unless it contemporaneously grants or allows a lien that provides security on the same terms for Uruguay’s obligations under the debt securities.

For this purpose:

•

“lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date the indenture becomes effective or at any time thereafter; and

•

“public foreign debt” means any foreign debt that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

However, Uruguay may grant or agree to certain permitted types of liens, as described below:

•

any lien on property to secure public foreign debt arising in the ordinary course of business to finance export, import or other trade transactions, which matures (after giving effect to all renewals and refinancings thereof) not more than one year after the date on which that public foreign debt was originally incurred;

•

any lien on property to secure public foreign debt that was incurred solely for the purpose of financing Uruguay’s acquisition of the property (or, in the case of public foreign debt guaranteed by Uruguay, acquisition by the relevant debtor);

•

any lien on property arising by operation of law in connection with public foreign debt, including any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions;

•	any lien existing on property at the time of acquisition;

•

any lien on property created pursuant to the Collateral Pledge Agreement dated as of February 19, 1991 made by Banco Central in favor of the Federal Reserve Bank of New York, as collateral agent, to secure the Series A and Series B Collateralized Fixed Rate Notes Due 2021;

•	any lien in existence as of the issue date of the relevant series of debt securities; and

•

any lien securing public foreign debt incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project provided that (a) the holders of the public foreign debt agree to limit their recourse to the assets and revenues of project as the principal source of repayment and (b) the property over which the lien is granted consists solely of the assets and revenues of the project.

Events of Default

Each of the following is an event of default under any series of debt securities:

1. Non-Payment: Uruguay’s failure for a period of 30 consecutive days to make a payment of principal or interest when due on any debt security of that series; or

2. Breach of Other Obligations: The failure for a period of 60 days following written notice to Uruguay by the trustee or holders representing 25% of the outstanding debt securities of that series to remedy the failure by Uruguay to observe or perform any of the covenants or agreements provided in the debt securities of that series or the indenture (other than a non-payment default); or

3. Cross Default:

•

Uruguay fails to make a payment when due or within the applicable grace period on public foreign debt issued, or amended as to payment terms, on or after April 10, 2003 having an aggregate principal amount greater than or equal to US$60,000,000 (or its equivalent in other currencies);

•

Any public foreign debt of Uruguay issued, or amended as to payment terms, on or after April 10, 2003 having an aggregate principal amount greater than or equal to US$60,000,000 (or its equivalent in other currencies) is accelerated due to an event of default, unless the acceleration is rescinded or annulled; or

4. Moratorium: Uruguay or certain courts declare a general suspension of payments or a moratorium on payment of Uruguay’s public foreign debt issued, or amended as to payment terms, on or after April 10, 2003; or

5. Validity:

•

The validity of the debt securities of that series is contested in certain formal proceedings by Uruguay or by any governmental entity of Uruguay that has the legal power to contest the validity of the securities;

•	Uruguay denies any of its obligations to the holders of that series under the debt securities or the indenture; or

•

A legislative or constitutional measure or a final decision by a court in Uruguay purports to render any material provision of the debt securities of that series invalid or to prevent or delay the performance of any of Uruguay’s material obligations under the securities; or

6. Failure of Authorizations: Any law, regulation or governmental authorization necessary for Uruguay to perform its material obligations under the debt securities of that series ceases to be in full force and effect or is modified in a manner that adversely affects the rights or claims of any of the holders; or

7. Judgments: Any of several special types of judgments is levied against all or any substantial part of the assets of Uruguay in connection with a monetary judgment exceeding US$60,000,000 (or its equivalent in other currencies) and Uruguay does not adequately satisfy, bond, contest in good faith, or receive a stay of execution in respect of, such judgment within 45 days; or

8. Illegality: Any applicable law, rule or regulation is adopted which would make it unlawful for Uruguay to comply with its obligations described in “Additional Amounts” above; or

9. IMF Membership: Uruguay ceases to be a member of the IMF.

If any of the above events of default occurs and is continuing with respect to debt securities of any series, holders of such debt securities representing at least 25% of the aggregate principal amount of the then-outstanding debt securities of such series may declare the principal amount of all the debt securities of that series to be due and payable immediately by giving written notice to Uruguay with a copy to the trustee. Upon any declaration of acceleration, the principal, interest and all other amounts payable on that series of debt securities will become immediately due and payable on the date that written notice is received by or on behalf of Uruguay, unless Uruguay has remedied the event or events of default prior to receiving the notice.

Holders of debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults, and their consequences, on behalf of the holders of all of the debt securities of that series, if:

•

following the declaration that the principal of the debt securities of that series has become due and payable immediately, Uruguay deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the trustee; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been cured, remedied or waived.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for debt securities of any series has occurred and is continuing, the trustee may institute judicial action to enforce the rights of the holders of such debt securities. With the exception of a suit brought by a holder on or after the stated maturity date to enforce the absolute right to receive payment of the principal of and interest on the debt securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to such series of debt securities has occurred and is continuing, (2) holders of at least 25% of the aggregate principal amount outstanding of debt securities of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity or other security satisfactory to the trustee, and (3) 60 days have passed since the trustee received the notice, request and provision of indemnity or other security, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of such debt securities. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings, Amendments, and Waivers—Collective Action

Uruguay may call a meeting of holders of debt securities of any series at any time regarding the indenture or the debt securities of the series. Uruguay will determine the time and place of the meeting and will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Uruguay or the trustee will call a meeting of holders of debt securities of any series if the holders of at least 10% in aggregate principal amount of all debt securities of the series then outstanding have delivered a written request to Uruguay or the trustee (with a copy to Uruguay) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Uruguay will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders of debt securities of the relevant series and their proxies are entitled to vote at a meeting. Uruguay will set the procedures governing the conduct of the meeting and if additional procedures are required, Uruguay, in consultation with the trustee, will establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities pursuant to written action with the consent of the requisite percentage of debt securities of the relevant series. Uruguay will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Uruguay.

The holders of a series of debt securities may generally approve any proposal by Uruguay to modify or take action with respect to the indenture or the terms of the debt securities of that series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

Holders of any series of debt securities issued under the indenture may approve, by vote or consent through one of three modification methods described below, any modification, amendment, supplement or waiver proposed by Uruguay that would do any of the following (such subjects referred to as “reserve matters”) with respect to such series of debt securities:

•	change the date on which any amount is payable;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities of that series and the indenture);

•	reduce the interest rate;

•	change the method used to calculate any amount payable (other than in accordance with the express terms of the debt securities of that series and the indenture);

•	change the currency or place of payment of any amount payable ;

•	modify Uruguay’s obligation to make any payments (including any redemption price therefor);

•	change the identity of the obligor;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•	change the definition of “uniformly applicable” or “reserve matter modification”;

•

authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Uruguay or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of such debt securities.

A change to a reserve matter, including the payment terms of the debt securities of any series, can be made without your consent as long as the change is approved, pursuant to one of the three following modification methods by vote or consent by:

•	in the case of a proposed modification to a single series of debt securities, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of that series;

•

where such proposed modification would affect the outstanding debt securities of any two or more series issued under the indenture, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of any two or more series issued under the indenture, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

Any modification consented to or approved by the holders of debt securities pursuant to the above provisions will be conclusive and binding on all holders of the relevant series of debt securities or all holders of all series of debt securities affected by a cross-series modification, as the case may be, whether or not they have given such consent or approval, and on all future holders of those debt securities whether or not notation of such modification is made upon the debt securities. Any instrument given by or on behalf of any holder of a debt security in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of that debt security.

For so long as any series of debt securities issued under the indenture dated as of May 29, 2003 between Uruguay, as issuer, Banco Central del Uruguay, as financial agent and The Bank of New York Mellon (formerly, The Bank of New York), as trustee (the “2003 indenture”) (“2003 debt securities”) are outstanding, if Uruguay certifies to the trustee and to the trustee under the 2003 indenture that a cross-series modification is being sought simultaneously with a “2003 indenture reserve matter modification”, the 2003 debt securities affected by such 2003 indenture reserve matter modification shall be treated as “series affected by that proposed modification” as that phrase is used in the indenture with respect to both cross-series modifications with single aggregated voting and cross-series modifications with two-tier voting; provided, that if Uruguay seeks a cross-series modification with single aggregated voting, in determining whether such modification will be considered uniformly applicable, the holders of any series of 2003 debt securities affected by the 2003 indenture reserve matter modification shall be deemed “holders of debt securities of all series affected by that modification,” for the purpose of the uniformly applicable definition. It is the intention that in the circumstances described in respect of any cross-series modification, the votes of the holders of the affected 2003 debt securities be counted for purposes of the voting thresholds specified in the indenture for the applicable cross-series modification as though those 2003 debt securities had been affected by that cross-series modification although the effectiveness of any modification, as it relates to the 2003 debt securities, shall be governed exclusively by the terms and conditions of those 2003 debt securities and by the 2003 indenture; provided, however, that no such modification as to the debt securities will be effective unless such modification shall have also been adopted by the holders of the 2003 debt securities pursuant to the amendment and modification provisions of such 2003 debt securities.

Uruguay may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

“2003 indenture reserve matter modification” means any modification to a reserve matter affecting the terms and conditions of one or more series of the 2003 debt securities, pursuant to the 2003 indenture.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Uruguay will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Uruguay’s economic and financial circumstances that are in Uruguay’s opinion, relevant to the request for the proposed modification, a description of Uruguay’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•

if Uruguay shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Uruguay’s proposed treatment of foreign debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Uruguay is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of any series of debt securities has approved any amendment, modification or change to, or waiver of, debt securities or the indenture, or whether the required percentage of holders of debt securities of any series has delivered a notice of acceleration of such debt securities, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Uruguay or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Uruguay or a public sector instrumentality, except that (x) debt securities held by Uruguay or any public sector instrumentality of Uruguay or by a corporation, trust or other legal entity that is controlled by Uruguay or a public sector instrumentality that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Uruguay or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, secretary, ministry or agency of the central government of Uruguay, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

Uruguay and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture (as it refers to such series) or such debt securities for the purpose of:

•	adding to Uruguay’s covenants for the benefit of the holders of the debt securities of that seriea;

•	surrendering any of Uruguay’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•

amending the debt securities of that series or the indenture in any manner that Uruguay and the trustee may determine and that does not materially adversely affect the interest of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Further Issues of Debt Securities

Uruguay may from time to time, without the consent of holders of the debt securities of a series, create and issue additional debt securities having the same terms and conditions as the debt securities of such series in all respects, except for issue date, issue price and the first payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the debt securities, (b) in a “qualified reopening” of the debt securities; or (c) with no greater amount of original issue discount than the previously outstanding debt securities as of the date of the issue of such additional debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities.

Warrants

If Uruguay issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Uruguay will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Uruguay may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between Uruguay and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise the warrants;

•	the date or dates on which you must exercise the warrants;

•	whether and under what conditions Uruguay may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special considerations regarding federal income tax in the United States or other countries;

•	any other terms of the warrants.

The warrants will constitute direct, general, unconditional and unsubordinated obligations of the Republic and will not constitute indebtedness of Uruguay.

Global Securities

The Depository Trust Company, or DTC, Euroclear Bank SA/NV, or Euroclear, and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Uruguay nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, neither Uruguay nor the trustee will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Uruguay may issue warrants or debt securities of a series in whole or in part in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities. Uruguay refers to the intangible securities represented by a global security as “book-entry” securities.

Uruguay will deposit any global security it issues with a clearing system or its nominee. The global security will be either registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “—Certificated Securities,” it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream, Luxembourg in Europe.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Uruguay and the trustee run only to the registered owner of the global security, which will be the relevant clearing system or its nominee or common depositary. For example, once Uruguay arranges for payments to be made to the registered holder, Uruguay will no longer be liable for the amounts so paid on the security, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Uruguay to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Uruguay.

As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under “—Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form; and

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

The Clearing Systems

The following description reflects Uruguay’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg. Uruguay has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg. These systems could change their rules and procedures at any time, and Uruguay takes no responsibility for their actions.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When book-entry securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day, European time, after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Unless otherwise specified in a prospectus supplement, Uruguay will issue securities in certificated form only if:

•

the depositary notifies Uruguay that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Uruguay does not appoint a successor depositary or clearing agency within 90 days;

•	Uruguay decides it no longer wishes to have all or part of the securities represented by global securities; or

•

the trustee has instituted or been directed to institute any judicial proceeding to enforce the rights of the holders under the securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding.

Any Certificated Securities issued under these circumstances shall be in registered form.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Uruguay may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Uruguay and to the trustee an indemnity under which it will agree to pay Uruguay, the trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Uruguay and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Uruguay issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Uruguay will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Uruguay may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of, or premium or interest on the securities.

Trustee

The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations, for actions that the trustee takes. The trustee is entitled to enter into business transactions with Uruguay or any of its affiliates without accounting for any profit resulting from these transactions.

Paying Agents; Transfer Agents; Registrar

Uruguay may appoint paying agents, transfer agents and a registrar with respect to each series of securities, which will be listed at the back of the relevant prospectus supplement. Uruguay may at any time appoint new paying agents, transfer agents and registrars with respect to a series. Uruguay, however, will at all times maintain a principal paying agent, a transfer agent and a registrar in New York City. Uruguay will give prompt notice to all holders of securities of any future appointment or any resignation or removal of any paying agent, transfer agent or registrar or of any change by any paying agent, transfer agent or registrar in any of its specified offices.

Notices

Uruguay will mail notices to holders of certificated securities at their registered addresses as reflected in the books and records of the registrar. Uruguay will consider any mailed notice to have been given five business days after it has been sent. Uruguay will give notices to the holders of a global security in accordance with the procedures and practices of the depositary and such notices shall be deemed given upon actual receipt thereof by the depositary.

Uruguay will also publish notices to the holders (a) in a leading newspaper having general circulation in New York City and London (which is expected to be The Wall Street Journal and the Financial Times, respectively) and (b) if and so long as the securities are listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of the exchange so require, in a leading newspaper having general circulation in Luxembourg (which is expected to be Luxemburger Wort) and on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg is not practicable, Uruguay will publish such notices in a leading English language daily newspaper with general circulation in Europe. Uruguay will consider any published notice to be given on the date of its first publication.

Limitation on Time for Claims

Claims against Uruguay for the payment of principal or interest on the securities (including additional amounts) must be made within four years after the date on which such payment first became due, or a shorter period if provided by law.

Governing Law

The securities and the indenture are governed by, and will be interpreted according to, the law of the State of New York unless otherwise specified in any series of securities, except that all matters related to the consent of holders and any modifications to the indenture or the securities will always be governed by and construed in accordance with the law of the State of New York

Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment

The securities and the indenture provide that Uruguay will appoint and maintain at all times as its process agent CT Corporation System, with an office on the date of this Prospectus at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States of America. Process may be served upon Uruguay’s process agent in any judicial action or proceeding commenced by the trustee or any holder arising out of or relating to the securities and the indenture in a New York state or federal court sitting in New York City, except actions arising out of U.S. federal or state securities laws, brought in such New York state or federal court sitting in New York City.

The process agent will receive on behalf of Uruguay and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding, except such actions arising out of U.S. federal or state securities laws, brought in such New York state or federal court sitting in New York City. This service may be made by mailing or delivering a copy of this process to Uruguay at the address specified above for the process agent. Uruguay authorizes and directs the process agent to accept such service on its behalf.

Uruguay also will consent (as an alternative) to the service of process in any actions or proceedings, except such actions arising out of U.S. federal or state securities laws, in such New York state or federal court sitting in New York City by the mailing of copies of such process to itself at its address specified in the indenture.

In addition, the trustee or, in actions permitted to be taken by the holders, the holders of securities may serve legal process in any other manner permitted by law and bring any action or proceeding against Uruguay or its property in the competent courts of other proper jurisdictions pursuant to applicable law.

Uruguay is a foreign sovereign state. Consequently, it may be difficult for the trustee or the holders of securities to obtain judgments from courts in the United States or elsewhere against Uruguay. Furthermore, it may be difficult for the trustee or holders to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Uruguay.

In connection with any legal action relating to the securities, Uruguay will:

•

submit to the jurisdiction of any New York state or federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the securities; and

•

agree that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court and waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of Uruguay.

To the extent that Uruguay has or may acquire or have attributed to it any immunity under any law (including, to the fullest extent permitted, under Uruguayan law), Uruguay will waive that immunity in respect of any claims or actions regarding its obligations under the securities, except that Uruguay will not waive immunity from attachment prior to judgment and attachment in aid of execution under Uruguayan law. Uruguay agrees that this waiver shall be to the fullest extent permitted under the United States Foreign Sovereign Immunities Act of 1976 and is intended to be irrevocable for purposes of that law.

Uruguay reserves the right to plead sovereign immunity under the Foreign Sovereign Immunities Act with respect to actions brought against it under United States federal securities laws or any state securities laws, and Uruguay’s appointment of the process agent will not extend to such actions. Without a waiver of immunity by Uruguay with respect to such actions, it would be impossible to obtain a United States judgment in an action against Uruguay unless a court were to determine that Uruguay is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to that action. However, even if a United States judgment could be obtained in an action under the Foreign Sovereign Immunities Act, it may not be possible to enforce in Uruguay a judgment based on that United States judgment.

Uruguay will waive, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the securities, the posting of any security or the furnishing, directly or indirectly, of any other security.

A judgment obtained against Uruguay in a foreign court can be enforced in the courts of Uruguay, if such judgment is ratified by the Uruguayan Supreme Court. Based on existing law, the Uruguayan Supreme Court will ratify such a judgment:

(a) if there exists a treaty with the country where such judgment was issued (no such treaty exists at the present time between Uruguay and the United States); or

(b) if such judgment:

•	complies with all formalities required for the enforceability thereof under the laws of the country where it was issued;

•	has been translated into Spanish, together with related documents, and satisfies the authentication requirements of Uruguayan law;

•	was issued by a competent court after valid service of process upon the parties to the action;

•	was issued after an opportunity was given to the defendant to present its defense;

•	is not subject to further appeal; and

•	is not against Uruguayan public policy.

Indemnification for Foreign Exchange Rate Fluctuations

Uruguay’s obligation to any holder under the securities that has obtained a court judgment affecting those securities will be discharged only to the extent that the holder may purchase the currency in which the securities are denominated, referred to as the “agreement currency,” with the judgment currency. If the holder cannot purchase the agreement currency in the amount originally to be paid, Uruguay agrees to pay the difference. The holder, however, agrees to reimburse Uruguay for the excess if the amount of the agreement currency purchased exceeds the amount originally to be paid to the holder. If Uruguay is in default of its obligations under the securities, however, the holder will not be obligated to reimburse Uruguay for any excess.

TAXATION

The following discussion provides a general summary of certain Uruguayan and U.S. federal income tax considerations that may be relevant to you if you purchase, own or sell the debt securities. This summary is based on tax laws, regulations, rulings and decisions in effect on the date of this prospectus. All of these laws and authorities are subject to change, and any change could be effective retroactively. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth herein. Additional information may be included in the prospectus supplement with respect to a series of the securities. For further information, you should consult your tax advisor to determine the tax consequences relevant to your particular situation. In addition, you may be required to pay stamp taxes and other charges under the laws of the country where you purchase the debt securities.

Uruguayan Taxation

Under existing laws and regulations of Uruguay, if you are not a resident of Uruguay for tax purposes, the principal and interest payments that you receive on the debt securities will be exempt from taxation in Uruguay.

Uruguay will make all principal and interest payments on the debt securities without withholding or deducting any Uruguayan taxes. If the law requires Uruguay to withhold or deduct taxes, Uruguay will pay you any additional amounts necessary to ensure that you receive the same amount as you would have received without the withholding or deduction. For more information, see “Description of the Securities—Additional Amounts.”

United States Federal Taxation

The following is a summary of certain U.S. federal tax consequences resulting from the purchase, ownership and disposition of a debt security and does not purport to be a comprehensive discussion of all the possible United States federal tax consequences of the purchase, ownership or disposition of the debt securities. This summary is based on the United States federal tax laws, including the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed regulations, or Treasury Regulations, promulgated thereunder, rulings, official pronouncements and judicial decisions, all as of the date of this prospectus and all of which are subject to change or to different interpretations, possibly with retroactive effect. It deals only with debt securities that are purchased as part of the initial offering and are held as capital assets by purchasers and does not deal with special classes of investors, such as brokers or dealers in securities or currencies, banks, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, entities classified as partnerships or partners therein, individuals present in the U.S. for more than 182 days in a taxable year, persons holding debt securities as a hedge or hedged against currency risk or as a part of a straddle or conversion transaction, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Further, it does not address the alternative minimum tax, the Medicare tax on net investment income or other aspects of United States federal, state or local taxation that may be relevant to a holder in light of such holder’s particular circumstances. The tax consequences of holding a particular debt security will depend, in part, on the particular terms of such debt security as set forth in the applicable prospectus supplement. Prospective purchasers of debt securities should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction of the purchase, ownership and disposition of the debt securities.

In general, a U.S. holder who holds the debt securities or owns a beneficial interest in the debt securities will be subject to U.S. federal income taxation. You are a “U.S. holder” if you are a citizen or resident of the United States, a domestic corporation, or otherwise subject to U.S. federal income tax on a net income basis in respect of the debt securities. If you are a U.S. holder, any interest you receive on the debt securities will be considered ordinary interest income on which you will generally be taxed in accordance with the method of accounting you use for tax purposes. In the event the debt securities are issued with more than de minimis original issue discount (“OID”) for U.S. federal income tax purposes, a U.S. holder will be required to include OID in income on a constant-yield basis over the life of the debt securities. The remainder of the discussion assumes that the debt securities will be issued without more than a de minimis amount of OID. U.S. holders that use an accrual method of accounting may be required to accrue income on a more accelerated basis than described herein if they do so for financial accounting purposes.

If you are a U.S. holder, when you sell, exchange or otherwise dispose of debt securities, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (except any amounts attributable to accrued but unpaid interest, which will be subject to tax as such) and your tax basis in the debt securities. You will generally recognize gain or loss on principal payments on a pro rata basis as principal payments are made. Your tax basis in a debt security generally will equal the cost of the debt security to you, reduced by amounts attributable to payments of principal previously received in respect of such debt security. If you are an individual and the debt security being sold, exchanged or otherwise disposed of is held for more than one year, you may be eligible for reduced rates of taxation on any capital gain realized. Your ability to deduct capital losses is subject to limitations.

Under current U.S. federal income tax law, if you are an individual, corporation, estate or trust that is not a U.S. holder (a “non-U.S. holder”), the interest that you receive on the debt securities generally will be exempt from U.S. federal income tax, including withholding tax, and any gain you realize on a sale or exchange of the debt securities generally will be exempt from U.S. federal income tax, including withholding tax. A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to U.S. federal estate tax.

Information returns may also be required to be filed with the IRS in connection with payments made on the debt securities. If you are a United States person, you generally will not be subject to U.S. backup withholding tax on such payments if you provide your taxpayer identification number and certify that you are not subject to backup withholding. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certain certification procedures.

The Proposed Financial Transaction Tax

The European Commission has published a proposal (the “Commission’s Proposal”) for a Directive for a common financial transaction tax (“FTT”) in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “participating Member States”). However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the debt securities in certain circumstances.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the debt securities where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation between participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

Prospective holders of the debt securities are advised to seek their own professional advice in relation to the FTT.

PLAN OF DISTRIBUTION

Terms of Sale

Uruguay will describe the terms of a particular offering of securities in the applicable prospectus supplement, including the following:

•	the name or names of any underwriters, dealer/managers or agents;

•	the purchase price of the securities, if any;

•	the proceeds to Uruguay from the sale, if any;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions;

•	any initial public offering price of the securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Uruguay may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933. The agents and underwriters may also be entitled to contribution from Uruguay for payments they make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Uruguay in the ordinary course of business.

Method of Sale

Uruguay may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

If Uruguay uses underwriters or dealers in a sale, they will acquire the securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Uruguay may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

Uruguay may also sell the securities directly or through agents. Any agent will generally act on a reasonable best efforts basis for the period of its appointment. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Uruguay may pay those agents.

In compliance with applicable guidelines of the Financial Industry Regulatory Authority or “FINRA,” the maximum compensation to the underwriters or agents in connection with the sale of securities pursuant to the applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of the securities as set forth on the cover page of the applicable prospectus supplement.

Uruguay may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

In addition, Uruguay may offer the securities to holders of other securities issued or guaranteed by Uruguay as consideration for Uruguay’s purchase or exchange of the other securities, including as part of a reprofiling of Uruguay’s public debt. Uruguay may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This type of offer may be in addition to sales of the same securities using the methods discussed above.

Non-U.S. Offerings

Uruguay will generally not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Uruguay cannot offer, sell or deliver such securities within the United States or to U.S. persons. When Uruguay offers or sells securities outside the United States, each underwriter or dealer will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each underwriter or dealer will agree that:

•	it has not offered or sold, and will not offer or sell, any of these unregistered securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

Information in this prospectus whose source is identified as a publication of, or supplied by, Uruguay or one of Uruguay’s agencies or instrumentalities relies on the authority of such publication as a public official document of Uruguay. All other information in this prospectus, any prospectus supplement and in the registration statement for the securities that Uruguay has filed with the SEC (of which this prospectus is a part) is included as an official public statement made on the authority of Mr. Danilo Astori, the Minister of Economy and Finance of Uruguay.

VALIDITY OF THE SECURITIES

The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement or pricing supplement, will give opinions regarding the validity of the securities:

For Uruguay:

•	as to all matters of Uruguayan law, Counsel to the Ministry of Economy and Finance of Uruguay; and

•	as to all matters of U.S. law, Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel to Uruguay or any other counsel to Uruguay named in the applicable prospectus supplement.

For the underwriters, if any:

•	as to all matters of U.S. law, any U.S. counsel to the underwriters named in the applicable prospectus supplement; and

•	as to all matters of Uruguayan law, any Uruguayan counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Uruguayan law:

•

Cleary Gottlieb Steen & Hamilton LLP, or any other counsel to Uruguay named in the applicable prospectus supplement, may rely on the opinion of Counsel to the Ministry of Economy and Finance of Uruguay; and

•	Any U.S. counsel to the underwriters may rely on the opinions of Counsel to the Ministry of Economy and Finance of Uruguay and any Uruguayan counsel to the underwriters.

As to all matters of U.S. law:

•

Counsel to the Ministry of Economy and Finance of Uruguay may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, or any other counsel to Uruguay named in the applicable prospectus supplement; and

•	Any Uruguayan counsel to the underwriters may rely on the opinion of any U.S. counsel to the underwriters.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of Uruguay in the United States is Ricardo Baluga, the Uruguayan Chargé d’affaires ad interim in the United States of America, whose address is 1913 I Street N.W., Lobby, Washington, D.C. 20006.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that Uruguay filed with the U.S. Securities and Exchange Commission. This prospectus does not contain all of the information provided in the registration statement. For further information, you should refer to the registration statement.

Uruguay is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Uruguay commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2004. These reports include certain financial, statistical and other information concerning Uruguay. Uruguay may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, these exhibits will be incorporated by reference into this registration statement.

You can request copies of the registration statement, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Any filings that Uruguay makes electronically are available to the public over the Internet at the SEC’s website (www.sec.gov). Please call the SEC at 1-800-SEC-0330 for further information.

The SEC allows Uruguay to incorporate by reference some information that Uruguay files with the SEC. Incorporated documents are considered part of this prospectus. Uruguay can disclose important information to you by referring you to those documents. The following documents, which Uruguay has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus, any accompanying prospectus supplement and any accompanying pricing supplement:

•	Uruguay’s annual report on Form 18-K for the year ended December 31, 2016 filed with the SEC on May 24, 2017 (the “2016 Annual Report”);

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the debt securities and/or warrants.

Later information that Uruguay files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

República Oriental del Uruguay

c/o Ministry of Economy and Finance

Colonia 1089—Third Floor

11100 Montevideo

República Oriental del Uruguay

Fax No.: +598-2-1712-2716

Telephone No.:+598-2-1712-2957

Attention: Debt Management Unit

THE ISSUER

República Oriental del Uruguay

c/o Ministry of Economy and Finance

Colonia 1089—Third Floor

11100 Montevideo

Uruguay

TRUSTEE, REGISTRAR,

TRANSFER AGENT AND

PAYING AGENT

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, New York 10286

United States of America

LUXEMBOURG PAYING AGENT FOR THE 2031 BONDS

The Bank of New York Mellon SA/NV, Luxembourg Branch

Vertigo Building – Polaris

2-4 rue Eugène Ruppert L-2453

Luxembourg EB6-0000

LUXEMBOURG LISTING AGENT

The Bank of New York Mellon SA/NV, Luxembourg Branch

Vertigo Building – Polaris

2-4 rue Eugène Ruppert L-2453

Luxembourg EB6-0000

LEGAL ADVISORS

To Uruguay as to U.S. law: Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States	To Uruguay as to Uruguayan law: Dr. Gonzalo Muñiz Marton Counsel to the Ministry of Economy and Finance of the Republic of Uruguay Colonia 1089 11100 Montevideo Uruguay

To the underwriters as to U.S. law: Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 United States	To the underwriters as to Uruguayan law: Guyer & Regules Plaza Independencia 811 11100 Montevideo Uruguay

República Oriental del Uruguay